Exhibit 10.1

TERM LOAN AGREEMENT

dated as of July 21, 2025,

by and among

ASBURY AUTOMOTIVE GROUP, INC.,
as the Company,
the Borrowers referred to herein,
as Borrowers,
the Lenders referred to herein,
as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

and

WELLS FARGO SECURITIES, LLC,
as Sole Lead Arranger and Sole Bookrunner

Page
ARTICLE I DEFINITIONS        1
SECTION 1.1    Definitions    1
SECTION 1.2    Other Definitions and Provisions    38
SECTION 1.3    Accounting Terms    38
SECTION 1.4    UCC Terms    40
SECTION 1.5    Rounding    40
SECTION 1.6    References to Agreement and Laws    40
SECTION 1.7    Times of Day    40
SECTION 1.8    Rates    40
SECTION 1.9    References to Defined Terms in the Revolving Credit Agreement.    40
ARTICLE II TERM LOAN FACILITY    42
SECTION 2.1    Term Loan    42
SECTION 2.2    Procedure for Advance of Term Loan    42
SECTION 2.3    Repayment of Term Loan    43
SECTION 2.4    Optional Prepayments of Term Loan    43
SECTION 2.5    Mandatory Prepayments of Term Loan    43
SECTION 2.6    Joint and Several Obligations    47
ARTICLE III GENERAL LOAN PROVISIONS    50
SECTION 3.1    Interest    50
SECTION 3.2    Notice and Manner of Conversion or Continuation of Loans    52
SECTION 3.3    Fees    52
SECTION 3.4    Manner of Payment    52
SECTION 3.5    Evidence of Indebtedness    53
SECTION 3.6    Sharing of Payments by Lenders    53
SECTION 3.7    Administrative Agent’s Clawback    53
SECTION 3.8    Changed Circumstances    54
SECTION 3.9    Indemnity    56
SECTION 3.10    Increased Costs    57
SECTION 3.11    Taxes    58
SECTION 3.12    Mitigation Obligations; Replacement of Lenders    61
SECTION 3.13    [Reserved]    62
SECTION 3.14    Defaulting Lenders    63
i

(continued)
Page
ARTICLE IV CONDITIONS OF CLOSING AND COLLATERAL SUBSTITUTION    64
SECTION 4.1    Conditions to Closing    64
ARTICLE V REPRESENTATIONS AND WARRANTIES    67
SECTION 5.1    Existence, Qualification and Power    67
SECTION 5.2    Authorization; No Contravention    68
SECTION 5.3    Governmental Authorization; Other Consents    68
SECTION 5.4    Binding Effect    68
SECTION 5.5    Financial Statements; No Material Adverse Effect.    68
SECTION 5.6    Litigation    68
SECTION 5.7    No Default    69
SECTION 5.8    Ownership of Property; Liens    69
SECTION 5.9    Environmental Compliance    69
SECTION 5.10    Insurance    69
SECTION 5.11    Taxes    69
SECTION 5.12    ERISA Compliance    69
SECTION 5.13    Subsidiaries; Addresses; Equity Interests    70
SECTION 5.14    Margin Regulations; Investment Company Act.    70
SECTION 5.15    Disclosure.    71
SECTION 5.16    Compliance with Laws    71
SECTION 5.17    Intellectual Property; Licenses, Etc    71
SECTION 5.18    Books and Records    71
SECTION 5.19    Franchise Agreements and Framework Agreements    71
SECTION 5.20    Engaged in Business of Vehicle Sales and Related Businesses    71
SECTION 5.21    Collateral    72
SECTION 5.22    Solvency.    72
SECTION 5.23    Labor Matters    72
SECTION 5.24    Taxpayer Identification Number    72
SECTION 5.25    OFAC    72
SECTION 5.26    Anti-Corruption Laws; Outbound Investment Rules    72
SECTION 5.27    Affected Financial Institutions    73
SECTION 5.28    Covered Entities    73
SECTION 5.29    Borrower ERISA Status    73
SECTION 5.30    Financed Properties    73

(continued)
Page
ARTICLE VI AFFIRMATIVE COVENANTS    75
SECTION 6.1    Financial Statements    75
SECTION 6.2    Certificates; Other Information    77
SECTION 6.3    Notices    79
SECTION 6.4    Payment of Obligations    80
SECTION 6.5    Preservation of Existence, Etc.; Maintenance of Vehicle Title Documentation    81
SECTION 6.6    Maintenance of Properties    81
SECTION 6.7    Maintenance of Insurance    81
SECTION 6.8    Compliance with Laws and Material Contractual Obligations    84
SECTION 6.9    Books and Records    84
SECTION 6.10    Inspection Rights    84
SECTION 6.11    Use of Proceeds    84
SECTION 6.12    [Reserved]    84
SECTION 6.13    [Reserved]    84
SECTION 6.14    Additional Subsidiaries    84
SECTION 6.15    Further Assurances    85
SECTION 6.16    Leases    86
SECTION 6.17    [Reserved]    86
SECTION 6.18    Anti-Corruption Laws    86
SECTION 6.19    PATRIOT Act and Beneficial Ownership Regulation    86
SECTION 6.20    Use of Financed Properties    86
ARTICLE VII NEGATIVE COVENANTS    86
SECTION 7.1    Indebtedness    86
SECTION 7.2    Liens    87
SECTION 7.3    Consolidations and Mergers    88
SECTION 7.4    Disposition of Assets    88
SECTION 7.5    Investments    88
SECTION 7.6    Transactions with Affiliates    89
SECTION 7.7    Other Agreements    90
SECTION 7.8    Fiscal Year; Accounting    90
SECTION 7.9    Pension Plans    90
SECTION 7.10    Restricted Payments    90

(continued)
Page
SECTION 7.11    Financial Covenants    90
SECTION 7.12    Change in Nature of Business    90
SECTION 7.13    Use of Proceeds    90
SECTION 7.14    Burdensome Agreements    91
SECTION 7.15    [Reserved].    91
SECTION 7.16    Prepayments, etc. of Subordinated Indebtedness    91
SECTION 7.17    [Reserved]    91
SECTION 7.18    [Reserved]    91
SECTION 7.19    Acquisitions    91
SECTION 7.20    Amendments of Organization Documents    91
SECTION 7.21    Sanctions    91
SECTION 7.22    Anti-Corruption Laws; Outbound Investment Rules    91
SECTION 7.23    Mortgaged Properties    92
ARTICLE VIII DEFAULT AND REMEDIES    92
SECTION 8.1    Events of Default    92
SECTION 8.2    Remedies    94
SECTION 8.3    Rights and Remedies Cumulative; Non-Waiver; Etc    95
SECTION 8.4    Crediting of Payments and Proceeds    95
SECTION 8.5    Administrative Agent May File Proofs of Claim    96
SECTION 8.6    Credit Bidding    97
ARTICLE IX THE ADMINISTRATIVE AGENT    97
SECTION 9.1    Appointment and Authority    97
SECTION 9.2    Rights as a Lender    98
SECTION 9.3    Exculpatory Provisions    98
SECTION 9.4    Reliance by the Administrative Agent    99
SECTION 9.5    Delegation of Duties    100
SECTION 9.6    Resignation of Administrative Agent    100
SECTION 9.7    Non-Reliance on Administrative Agent and Other Lenders    101
SECTION 9.8    No Other Duties, Etc    102
SECTION 9.9    Collateral and Guaranty Matters    102
SECTION 9.10    Certain ERISA Matters    103
SECTION 9.11    Secured Hedge Obligations    104
SECTION 9.12    Erroneous Payments    104

(continued)
Page
ARTICLE X MISCELLANEOUS    106
SECTION 10.1    Notices    106
SECTION 10.2    Amendments, Waivers and Consents    109
SECTION 10.3    Expenses; Indemnity    110
SECTION 10.4    Right of Setoff    112
SECTION 10.5    Governing Law; Jurisdiction; Waiver of Consequential Damages, Etc.    112
SECTION 10.6    Waiver of Jury Trial    113
SECTION 10.7    Reversal of Payments    114
SECTION 10.8    Injunctive Relief    114
SECTION 10.9    Successors and Assigns; Participations    114
SECTION 10.10    Treatment of Certain Information; Confidentiality    119
SECTION 10.11    Performance of Duties    120
SECTION 10.12    All Powers Coupled with Interest    120
SECTION 10.13    Survival    120
SECTION 10.14    Titles and Captions    121
SECTION 10.15    Severability of Provisions    121
SECTION 10.16    Counterparts; Integration; Effectiveness; Electronic Execution    121
SECTION 10.17    Term of Agreement    122
SECTION 10.18    USA PATRIOT Act; Anti-Money Laundering Laws    122
SECTION 10.19    Independent Effect of Covenants    122
SECTION 10.20    No Advisory or Fiduciary Responsibility    122
SECTION 10.21    Inconsistencies with Other Documents    123
SECTION 10.22    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    123
SECTION 10.23    Acknowledgement Regarding Any Supported QFCs    124

v

EXHIBITS
Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Prepayment
Exhibit D	-	Form of Notice of Conversion/Continuation
Exhibit E	-	Form of Compliance Certificate
Exhibit F	-	Form of Assignment and Assumption
Exhibit G-1	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit G-2	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit G-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit G-4	-	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)
Exhibit H	-	Form of Joinder Agreement
Exhibit I	-	Form of Subordination and Attornment

SCHEDULES
Schedule 1.1(a)	-	Commitments and Term Loan Percentages
Schedule 1.1(b)	-	Initial Financed Properties; Adjusted FIRREA Appraisal Values
Schedule 1.1(c)	-	Property Pool
Schedule 5.6	-	Litigation
Schedule 5.13	-	Loan Party Information
Schedule 5.30(b)	-	Leases
Schedule 5.30(j)	-	Exceptions to Property Condition Representation

This TERM LOAN AGREEMENT, dated as of July 21, 2025, by and among ASBURY AUTOMOTIVE GROUP, INC., a Delaware corporation (the “Company”), each of the Subsidiaries of the Company from time to time party to this Agreement as Borrowers (each a “Borrower” and collectively the “Borrowers”), each of the lenders from time to time party to this Agreement (each a “Lender” and collectively the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.
STATEMENT OF PURPOSE
WHEREAS, the Borrowers have requested, and subject to the terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders have agreed to extend, certain credit facilities to the Borrowers.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.1    Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:
“Acquisition” means the acquisition of (i) a controlling equity interest or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it is exercised by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, (ii) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by or a vehicle franchise or vehicle brand licensed or owned by such Person, or (iii) assets constituting a vehicle dealership.
“Added Property” has the meaning specified in the definition of “Collateral Substitution”.
“Adjacent Property” means any improved or unimproved real property located in the United States which is owned in fee simple by one or more Borrowers (each of which must be a wholly-owned Domestic Subsidiary) and which is located at or near any Dealership Property or otherwise used (or under development for use) in connection with any Dealership Property and which has been approved by the Administrative Agent for inclusion in the Property Pool; provided that Adjacent Property shall only be permitted to become Financed Property hereunder to the extent the Dealership Property to which it is located at or near, or otherwise used (or under development for use) in connection with, is also Financed Property.
“Adjusted FIRREA Appraisal Value” means, with respect to a Financed Property, the value set forth for such Financed Property in the most recent FIRREA Appraisal, as accepted by the Administrative Agent following its internal review and, if applicable, adjustment thereof by the Administrative Agent, based on criteria and factors then generally used and considered by the Administrative Agent in determining the value of similar real estate properties and any applicable rules or regulations adopted by any Governmental Authority. The Adjusted FIRREA Appraisal Value of each Initial Financed Property is set forth on Schedule 1.1(b).

“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 9.6.
“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 10.1(c).
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Parties” has the meaning assigned thereto in Section 10.1(e).
“Agreement” means this Term Loan Agreement.
“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Borrowers” means, with respect to any Financed Property, each Subsidiary of the Company that owns all or any portion of such Financed Property.
“Applicable Entities” means, with respect to any Financed Property, the Company, each Applicable Borrower, and each Subsidiary of the Company that owns, operates a Dealership on, or leases all or any portion of, such Financed Property.
“Applicable Four-Quarter Period” means with respect to any date of determination, the four-quarter period most recently ended on or prior to such date for which internal financial statements are available.
“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.
“Applicable Margin” means, (a) with respect to SOFR Loans, 2.00% per annum, and (b) with respect to Base Rate Loans, 1.00% per annum.
“Applicable Property Disposition Prepayment Amount” means, on any date with respect to any Financed Property that is sold in whole or in part pursuant to a Permitted Financed Property Disposition, the excess (if any) of (a) the outstanding principal amount of the Term Loan on such date over (b) an amount equal to the sum of the Adjusted FIRREA Appraisal Values of each other Financed Property remaining in the Property Pool multiplied by, in each case, such Financed Property’s Applicable Property Margin.

“Applicable Property Margin” means the corresponding percentages as set forth below based on whether the applicable Financed Property is a Dealership Property or Adjacent Property and the date on which such determination is being made.
(a)     in the case of any Dealership Property:

Date	Applicable Property Margin
Closing Date through July 21, 2026	85%
July 21, 2026 through July 21, 2027	80%
July 21, 2027 through July 21, 2028	75%
July 21, 2028 and thereafter	70%

(b)     in the case of any Adjacent Property:

Date	Applicable Property Margin
Closing Date through July 21, 2027	60%
July 21, 2027 through July 21, 2028	55%
July 21, 2028 and thereafter	50%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means Wells Fargo Securities, LLC, in its capacity as sole lead arranger and sole bookrunner.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.9), and accepted by the Administrative Agent, in substantially the form attached as Exhibit F or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease or finance lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease or finance lease; provided that (a) for purposes of determining compliance with any provision of this Agreement, the determination of whether a lease is to be treated as an operating lease, on the one hand, or capital lease or finance lease, on the other hand, shall be made without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease or finance lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2018.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2024, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.8(c)(iv).
“Award” has the meaning assigned thereto in Section 2.5(b)(i).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq.
“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) Term SOFR for a one month tenor in effect on such day plus 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Term SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than 1.00%.
“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 3.1(a).
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.8(c)(i).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
(c)    For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof);

(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.8(c)(i) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.8(c)(i).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 CFR § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Blocked Account Agreement” means a control agreement reasonably satisfactory to the Revolving Administrative Agent executed by an institution maintaining a deposit account or securities account for a Loan Party (as defined in the Revolving Credit Agreement), to perfect the Revolving Administrative Agent’s Lien on such account.
“Borrower Materials” has the meaning assigned thereto in Section 6.2.
“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.
“Business Day” means any day that (a) is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed and (b) is not a day on which commercial banks in Charlotte, North Carolina are closed.
“Captive Insurance Company” means any captive insurance company that is either (A) formed by the Company or any of its Subsidiaries or (B) acquired by the Company or any of its Subsidiaries or Affiliates in connection with any Permitted Acquisition, in each case so long as the primary purpose of such entity is providing self-insurance benefits to a Borrower or its Subsidiaries and Affiliates.
“Casualty” has the meaning assigned thereto in Section 2.5(a)(i).
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.
“Change of Control” means (a) the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of the voting stock in the Company, the result of which is that a Person other than a Permitted Holder becomes the beneficial owner, directly or indirectly of more than 35% of the voting stock of the Company, measured by voting power rather than number of shares, (b) a Change of Control as defined in the Indentures or (c) a change of control under any indenture or any similar instrument evidencing any refinancing, refunding, renewal or extension of any Subordinated Indebtedness. As used herein, “Permitted Holder” means those direct and indirect beneficial owners of the voting stock of the Company as of the Closing Date. As used herein, voting stock of any Person as of any date means the capital stock of such Person that at such date is entitled to vote in the election of the board of directors of such Person.
“Closing Date” means the date of this Agreement.
“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.
“Collateral” means, collectively, the interests in real property (including ground leases and related leasehold interests), fixtures, related real property interests, related contracts and proceeds of the foregoing in which a Lien is granted or purported to be granted pursuant to the Mortgages.

“Collateral Removal” means the removal of all or a portion of a Financed Property from the Property Pool (and the release of any Liens of the Administrative Agent (on behalf of the Lenders) on such Financed Property and any Collateral related to such Financed Property, as applicable); provided that: (i) there shall exist no Default or Event of Default at the time of any such Collateral Removal, (ii) the Administrative Agent shall have received FIRREA Appraisals of all Financed Properties which will remain in the Property Pool after the removal of the applicable Financed Property, each dated no more than twelve (12) months (or, if required by Applicable Law, a more recent date as determined by the Administrative Agent in good faith) before such Collateral Removal which evidence that, after giving effect to the removal of the applicable Financed Property, the outstanding principal amount of the Term Loan shall not exceed an amount equal to the sum of the Adjusted FIRREA Appraisal Values of each other Financed Property remaining in the Property Pool multiplied by, in each case, such Financed Property’s Applicable Property Margin and (iii) if required by the Administrative Agent, the Company shall have paid the Administrative Agent a $7,500.00 collateral removal fee. For the avoidance of doubt, the Permitted Financed Property Disposition of all or a portion of a Financed Property in which the respective Borrower makes the repayment required by clause (iii) of the definition of “Permitted Financed Property Disposition” shall not constitute a “Collateral Removal”.
“Collateral Substitution” means the removal of all or a portion of a Financed Property (such Financed Property or portion thereof, a “Removed Property”) from the Property Pool (and the release of any Liens of the Administrative Agent (on behalf of the Lenders) on such Removed Property and any Collateral related to such Removed Property, as applicable) substantially simultaneously with, and in any event on the same day as, the addition of a different Financed Property (the “Added Property”) to the Property Pool; provided that, (i) there shall exist no Default or Event of Default at the time of any such Collateral Substitution, (ii) any such Collateral Substitution shall be subject to satisfaction of those requirements set forth in Section 4.2 and such Added Property (and any Collateral related to such property) shall be subject to a Mortgage and Real Estate Support Documents, (iii) in the event any Subsidiary which owns the real property proposed to be Added Property in connection with such Collateral Substitution is not an existing Borrower or Subsidiary Guarantor, as the case may be, such Subsidiary shall have complied with the provisions of Section 6.14 prior to or substantially simultaneously with the addition of such proposed Added Property to the Property Pool, (iv) the Company shall have paid all fees related to any such Collateral Substitution, and (v) in the event of a Collateral Substitution for a portion of a Financed Property, such substitution shall be effected in connection with a Permitted Financed Property Disposition.
“Collateral Substitution Test” means:
(a)    with respect to a Collateral Substitution of an entire Financed Property, that the Administrative Agent shall have received a FIRREA Appraisal of the Added Property dated no more than six (6) months before such Collateral Substitution which evidences an Adjusted FIRREA Appraisal Value of the Added Property equal to at least the Initial FIRREA Appraisal Value of the Removed Property; and
(b)    with respect to a Collateral Substitution of a portion of a Financed Property (such Financed Property (including the respective Removed Property and the respective Remaining Property) being referred to as, the “Subject Financed Property”), that:
(i)    the Administrative Agent shall have received FIRREA Appraisals dated no more than six (6) months before such Collateral Substitution of (1) the portion of the applicable Financed Property that will remain as Collateral after Collateral Substitution (the “Remaining

Property”) and (2) any Added Property proposed to be added to the Property Pool in connection with such Collateral Substitution; and
(ii)    (1) the Adjusted FIRREA Appraisal Value of the Remaining Property, plus the Adjusted FIRREA Appraisal Value of any such Added Property shall be equal to at least the Initial FIRREA Appraisal Value of the Initial Financed Properties in the Property Pool or (2) in the event the proportionate amount of the Initial FIRREA Appraisal Value associated with such Removed Property is readily identifiable by the applicable initial FIRREA Appraisal for such Subject Financed Property (as determined by the Administrative Agent), the Adjusted FIRREA Appraisal Value of any such Added Property shall be equal to at least such readily identifiable proportionate amount of such Initial FIRREA Appraisal Value (and in which case of this clause (2), the FIRREA Appraisal referenced in clause (b)(i)(1) above shall not be required to be delivered to the Administrative Agent).
“Commitment” means (a) as to any Lender, the obligation of such Lender to make a portion of the Term Loan to the account of the Borrowers hereunder on the Closing Date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1(a), as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make such Term Loan. The aggregate Commitment with respect to the Term Loan of all Lenders on the Closing Date shall be $546,528,750. The Commitment of each Lender as of the Closing Date is set forth opposite the name of such Lender on Schedule 1.1(a).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Communication” means any Loan Document and any document, amendment, approval, consent, information, notice, certificate, report, statement, disclosure, certification or authorization related to any Loan Document.
“Company” has the meaning assigned thereto in the introductory paragraph of this Agreement.
“Company Guaranty” means the Company Guaranty Agreement dated as of the date hereof, made by the Company in favor of the Administrative Agent for the benefit of the Secured Parties.
“Competitor” means, on any date, any Person that is a bona fide direct competitor of the Company or any of its Subsidiaries in the same industry or a substantially similar industry which offers a substantially similar product or service as the Company or any of its Subsidiaries (i.e. owning or operating automobile dealerships), which Person has been designated by the Company as a “Competitor” by written notice to the Administrative Agent (which such notice shall specify such Person by exact legal name) and the Lenders (including by posting such notice to the Platform) not less than five (5) Business Days prior to such date; provided that “Competitors” shall exclude any Person that the Company has designated as no longer being a “Competitor” by written notice delivered to the Administrative Agent from time to time; provided further that any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person Controlling, Controlled by or under common Control with such Competitor or its Controlling owner and for which no personnel involved with the competitive activities of such Competitor or Controlling owner (i) makes any investment decisions for such debt fund or (ii) has access to any confidential information (other than publicly available information) relating to the Company and its Subsidiaries shall be deemed not to be a Competitor of the Company or any of its Subsidiaries.
“Compliance Certificate” means a certificate substantially in the form of Exhibit E.
“Condemnation” means a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of a Financed Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting a Financed Property or any part thereof.
“Condemned Property” has the meaning assigned thereto in Section 2.5(b)(i).
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.9 and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Company, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Adjusted Funded Indebtedness” means, as of any date of determination, for the Company and its Subsidiaries (other than the Specified Insurance Subsidiaries and any Designated Escrow Subsidiary) on a consolidated basis, (a) Consolidated Funded Indebtedness minus (b) Permitted Floorplan Indebtedness.
“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries (other than the Specified Insurance Subsidiaries and any Designated Escrow Subsidiary), Consolidated EBITDAR for such period minus Consolidated Rental Expense for such period.
“Consolidated EBITDAR” means, for any period, for the Company and its Subsidiaries (other than the Specified Insurance Subsidiaries and any Designated Escrow Subsidiary), on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following, without duplication, to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense for such period (other than interest expense with respect to Permitted Floorplan Indebtedness), (ii) the provision for Federal, state, local and foreign income Taxes payable by the Company and its Subsidiaries (other than the Specified Insurance Subsidiaries) on a consolidated basis for such period, (iii) depreciation and amortization expense, (iv) other non-cash expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, (v) all losses on and other expenses related to repurchases of long-term Indebtedness, (vi) any expenses or charges related to any issuance of Equity Interests, Investment, Acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness (including any refinancing thereof) and any amendment or modification to the terms of any such transactions (in each case, whether or not successful), (vii) any fees, expenses or other costs paid in connection with the Revolving Credit Agreement, (viii) other non-recurring or unusual losses, and (ix) Consolidated Rental Expense; minus (b) to the extent included in calculating such Consolidated Net Income, (i) all non-cash items increasing Consolidated Net Income for such period, (ii) all gains on repurchases of long-term Indebtedness, (iii) other non-recurring or unusual gains; provided, that the sum of clauses (a)(vi), (a)(vii) and (a)(viii) shall not exceed fifteen percent (15%) of Consolidated EBITDAR for the Applicable Four-Quarter Period (calculated after giving effect to any such add-backs).
“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) the total of (i) Consolidated EBITDAR for the four fiscal quarter period most recently ending on or prior to such date for which internal financial statements are available, less (ii) deemed capital expenditures in an amount equal to $100,000 for each dealer location in existence on such date, to (b) Consolidated Fixed Charges for such period.
“Consolidated Fixed Charges” means, for any period, the sum of (a) Consolidated Interest Expense for such period (but excluding interest expense with respect to Permitted Floorplan Indebtedness), plus (b) scheduled amortization during such period of the principal portion of all indebtedness for money borrowed (other than any balloon, bullet or similar principal payment which repays or refinances such indebtedness in full) of the Company and its Subsidiaries (other than the Specified Insurance Subsidiaries and any Designated Escrow Subsidiary) on a consolidated basis, plus (c) Consolidated Rental Expense for such period, less (d) Consolidated Pro Forma Rent Savings for such period, plus (e) Taxes paid in cash during such period by the Company and its Subsidiaries (other than the Specified Insurance Subsidiaries and any Designated Escrow Subsidiary) (excluding, any such cash Taxes paid as a result of any gains on repurchases of long-term Indebtedness), less (f) cash refunds of Federal, state, local and foreign income Taxes received by the Company and its Subsidiaries (other than the Specified Insurance Subsidiaries and any Designated Escrow Subsidiary) on a consolidated basis during such period.
“Consolidated Funded Indebtedness” means, as of any date of determination, for the Company and its Subsidiaries (other than the Specified Insurance Subsidiaries and any Designated Escrow Subsidiary) on a consolidated basis, the sum of (a) the outstanding principal amount of all Indebtedness, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness (other than trade accounts payable incurred in the ordinary course of business), (c) all direct reimbursement obligations arising under funded or drawn letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Company or any Subsidiary (but including Guarantees of Indebtedness of any Specified Insurance Subsidiary), and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or a Subsidiary (other than a Specified Insurance Subsidiary) is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Company or such Subsidiary (or is expressly made with limited recourse to the Company or such Subsidiary, in which case the amount of such

Indebtedness (for the purpose of determining Consolidated Funded Indebtedness) is limited to the extent of such recourse).
“Consolidated Interest Expense” means, for any period, for the Company and its Subsidiaries (other than the Specified Insurance Subsidiaries and any Designated Escrow Subsidiary) on a consolidated basis, the sum of (a) all cash interest, premium payments, debt discount, fees, charges and related expenses of the Company and its Subsidiaries (other than the Specified Insurance Subsidiaries and any Designated Escrow Subsidiary) in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Company and its Subsidiaries (other than the Specified Insurance Subsidiaries and any Designated Escrow Subsidiary) with respect to such period under capital leases that is treated as interest in accordance with GAAP.
“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries (other than the Specified Insurance Subsidiaries and any Designated Escrow Subsidiary) on a consolidated basis, the net income of the Company and its Subsidiaries (other than the Specified Insurance Subsidiaries) (excluding extraordinary gains and extraordinary losses) for that period.
“Consolidated Pro Forma Rent Savings” means the pro forma rent savings associated with any leased properties purchased within the prior twelve-month period for the Company and its Subsidiaries (other than the Specified Insurance Subsidiaries and any Designated Escrow Subsidiary) on a consolidated basis as determined by the Company in good faith.
“Consolidated Rental Expense” means, for any period, for the Company and its Subsidiaries (other than the Specified Insurance Subsidiaries and any Designated Escrow Subsidiary) on a consolidated basis, the aggregate amount of fixed and contingent rentals payable by the Company and its Subsidiaries (other than the Specified Insurance Subsidiaries and any Designated Escrow Subsidiary) with respect to leases of real and personal property (excluding capital lease and finance lease obligations) determined in accordance with GAAP for such period.
“Consolidated Total Lease Adjusted Leverage Ratio” means, as of any date of determination, the ratio of: (a) the sum of (i) Consolidated Adjusted Funded Indebtedness as of the date of determination, minus (ii) the sum of (x) the aggregate amount as of the date of determination of cash on the consolidated balance sheet of the applicable Person and its Restricted Subsidiaries as of such date (to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which any such Person is a party) which cash is held in deposit accounts subject to Blocked Account Agreements or in deposit accounts maintained with the Revolving Administrative Agent, which ensure, in either case, that the Revolving Administrative Agent has a first priority, perfected Lien in such accounts and (y) the Floorplan Offset Amount (if any) as of such date; plus (iii) six (6) times Consolidated Rental Expense during the Applicable Four-Quarter Period (excluding Consolidated Rental Expense relating to any real property acquired during such period to the extent any lease on such property is terminated prior to or simultaneously with such acquisition, but including as Consolidated Rental Expense the “rental payments” for any real property disposed of and leased back to the Company or its Subsidiaries during such period as if such sale-leaseback transaction had occurred on and such “rental payments” began on the first day of such applicable four fiscal quarter period) to (b) Consolidated EBITDAR for the Applicable Four-Quarter Period.
“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of: (a) Consolidated Adjusted Funded Indebtedness as of the date of determination minus the sum of (x) the aggregate amount as of the date of determination of cash on the consolidated balance sheet of the applicable Person and its Restricted Subsidiaries as of such date (to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which any such Person is a party) which is held in deposit accounts subject to Blocked Account Agreements or in deposit accounts maintained with the Revolving Administrative Agent, which ensure, in either case, that the Revolving Administrative Agent has a first priority, perfected Lien in such accounts and (y) the Floorplan Offset Amount (if any) as of such date to (b) Consolidated EBITDA for the Applicable Four-Quarter Period.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cost of Acquisition” means, with respect to any Acquisition, as at the date of the consummation of such Acquisition, the sum of the following (without duplication): (i) the value of the Equity Interests of any Subsidiary to be transferred in connection with such Acquisition, (ii) the amount of any cash and fair market value of other property (excluding property of the type described in clause (i) and the unpaid principal amount of any debt instrument) given as consideration in connection with such Acquisition as reasonably determined by the Company in good faith, (iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Indebtedness assumed by the Company or any Subsidiary in connection with such Acquisition, (iv) all additional purchase price amounts in the form of earnouts and other contingent obligations that should be recorded on the financial statements of the Company and its Subsidiaries in accordance with GAAP in connection with such Acquisition, (v) all amounts paid in respect of covenants not to compete, consulting agreements that should be recorded on the financial statements of the Company and its Subsidiaries in accordance with GAAP, and other affiliated contracts in connection with such Acquisition, and (vi) the aggregate fair market value of all other consideration (other than Equity Interests of the Company) given by the Company or any Subsidiary in connection with such Acquisition as reasonably determined by the Company in good faith; provided that the Cost of Acquisition shall not include the purchase price of floored vehicles acquired in connection with such Acquisition. For purposes of determining the Cost of Acquisition for any transaction, the Equity Interests of the Company or any Subsidiary shall be valued in accordance with GAAP.

“Covered Party” has the meaning assigned thereto in Section 10.23(a).
“Damaged Property” has the meaning assigned thereto in Section 2.5(a)(i).
“Dealership” an original equipment manufacturer (OEM) franchised dealership or collision center permitted under the Revolving Credit Agreement.
“Dealership Property” means any real property located in the United States which is owned in fee simple by one or more Borrowers (each of which must be a wholly-owned Domestic Subsidiary) and at which one or more Subsidiary Guarantors (each of which must be a wholly-owned Domestic Subsidiary) owns and operates an original equipment manufacturer (OEM) franchised dealership or collision center permitted under the Revolving Credit Agreement and which has been approved by the Administrative Agent for inclusion in the Property Pool.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any of the events specified in Section 8.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.
“Defaulting Lender” means, subject to Section 3.13(b), any Lender that (a) has failed to (i) fund all or any portion of the Loans required to be funded by it hereunder within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Company or the Administrative Agent, in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.13(b)) upon delivery of written notice of such determination to the Company and each Lender.
“Designated Escrow Subsidiary” means a wholly-owned Subsidiary that is formed by the Company or any of its Subsidiaries for the sole purpose of incurring Indebtedness the proceeds of which will be subject to an escrow or other similar arrangement; provided that upon the termination of all such escrow or similar arrangements (but in any event no later than the consummation of the applicable Acquisition), such Subsidiary shall cease to constitute a “Designated Escrow Subsidiary” hereunder and shall merge with and into the Company or one of its Restricted Subsidiaries. Prior to its merger with and into such Person, the Designated Escrow Subsidiary shall not own, hold or otherwise have any interest in any material assets other than the proceeds of the applicable Indebtedness incurred by the Designated Escrow Subsidiary and any cash or cash equivalents invested in such Designated Escrow Subsidiary to cover interest and premium in respect of such Indebtedness.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and including any disposition of property pursuant to a Division.
“Disposition Proceeds” means, with respect to any Disposition, as at the date of such Disposition, the sum of the following (without duplication): (i) the amount of any cash and fair market value of other property received as consideration in connection with such Disposition, (ii) all consideration amounts in the form of earnouts and other contingent obligations that should be recorded on the financial statements of the Company and its Subsidiaries in accordance with GAAP in connection with such Disposition, (iii) all amounts received in respect of covenants not to compete, consulting agreements that should be recorded on the financial statements of the Company and its Subsidiaries in accordance with GAAP, and other affiliated contracts in connection with such Disposition, and (iv) the aggregate fair market value of all other consideration received by the Company or any Subsidiary in connection with such Disposition; provided that the Disposition Proceeds shall not include (a) the sale price of floored Vehicles disposed of in connection with such Disposition or (b) any amount used to pay off Liens (other than Liens created by the Loan Documents) on any property disposed of in connection with such Disposition.
“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person which by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable) or upon the happening of any event:
(a) matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or
(b) is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Equity Interests in whole or in part, in each case on or prior to the date that is ninety-one (91) days after the latest Maturity Date in effect at the time of issuance thereof; provided, however, that (i) only the portion of Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Equity Interests that would constitute Disqualified Stock solely because the holders thereof have the right to require such Person to repurchase such Equity Interests upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 7.10; provided, however, that if such Equity Interests are issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division.  A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.
“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.
“DQ List” has the meaning assigned thereto in Section 10.9(g)(iv).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.
“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.9(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.9(b)(iii)).
“Environmental Indemnity Agreement” means the Environmental Indemnity Agreement of even date herewith executed by the Loan Parties in favor of the Administrative Agent, for the ratable benefit of the Secured Parties.

“Environmental Issue” means, with respect to a Financed Property, any potential or existing Environmental Liability relating to such Financed Property that is identified in any environmental reports obtained by any Borrower as requiring further remediation or investigation, including, without limitation, any potential Environmental Liability of which any Borrower or any Borrower’s environmental consultant becomes aware other than items that are de minimis in nature (as determined by the Administrative Agent in its sole discretion).
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.
“Erroneous Payment” has the meaning assigned thereto in Section 9.12(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 9.12(d).
“Erroneous Payment Impacted Class” has the meaning assigned thereto in Section 9.12(d).
“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 9.12(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.
“Event of Default” means any of the events specified in Section 8.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.
“Exchange Act” means the Securities Exchange Act of 1934 (15 U.S.C. § 77 et seq.).
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party, including under the keepwell provisions in any Loan Document). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 3.12(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.11(g) and (d) any United States federal withholding Taxes imposed under FATCA.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letter” means that separate Engagement Letter dated as of March 28, 2025 among the Company, Wells Fargo and the Arranger.
“Financed Property” means any Dealership Property or Adjacent Property that is one of the properties identified on Schedule 1.1(c). The Administrative Agent may revise Schedule 1.1(c) from time to time to reflect any real property parcel that has been added to the Property Pool, or any real property parcel that has been removed from the Property Pool, from time to time.
“FIRREA” means Financial Institutions Recovery, Reform and Enforcement Act of 1989, and the rules and regulations thereunder.
“FIRREA Appraisal” means an appraisal of a Financed Property that is commissioned by the Administrative Agent and satisfies the requirements of Applicable Laws, including FIRREA, or is otherwise acceptable to the Administrative Agent in its sole discretion (it being understood that such appraisal and the appraised value(s) set forth therein) are subject to the review and approval of the Administrative Agent and is subject to adjustment consistent with the Administrative Agent’s standard practices).
“Flood Hazard Property” means any real property which is determined to be in an area designated by the Federal Emergency Management Agency (or any successor agency) as having special flood or mudslide hazards.
“Flood Requirements” means the following, with respect to any Flood Hazard Property, in each case in form and substance satisfactory to the Administrative Agent and each Lender (such Lender approval not to be unreasonably withheld, conditioned or delayed): (a) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (i) as to the fact that such real property is a Flood Hazard Property, (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program (or any successor program) and (iii) such other flood hazard determination forms, notices and confirmations thereof as requested by the Administrative Agent and naming the Administrative Agent as lender’s loss payee; (b) copies of flood insurance policies or certificates of insurance of the applicable Loan Parties in compliance with applicable laws and regulations and naming the Administrative Agent as lender’s loss payee; and (c) property level information sufficient for the Administrative Agent and each Lender to determine the adequacy of flood insurance.
“Floor” means a rate of interest equal to 0.00%.
“Foreign Lender” means (a) if a Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.
“Foreign Subsidiary” means (i) any Subsidiary not organized under the laws of the United States, any state thereof, or the District of Columbia, (ii) any Subsidiary of an entity described in the preceding clause (i), (iii) any Subsidiary that is a disregarded entity for U.S. federal income tax purposes that owns the capital stock or indebtedness of one or more Foreign Subsidiaries or (iv) a Subsidiary substantially all of the assets of which are capital stock or indebtedness of one or more Foreign Subsidiaries.
“Framework Agreement” means a framework agreement, in each case between the Company or any Subsidiary and a manufacturer or distributor of Vehicles.
“Franchise Agreement” means any dealer franchise agreement, dealer sales and service agreement or similar agreement.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness (the “primary obligations”) payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such primary obligations, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such primary obligations of the payment or performance of such primary obligations, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such primary obligations, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such primary obligations of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any primary obligations of any primary obligor, whether or not such primary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such primary obligation to obtain any such Lien). The amount of any Guarantee (other than a Guarantee of the type described in clause (b) above) shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as reasonably determined by the guaranteeing Person in good faith. The amount of any Guarantee of the type described in clause (b) above shall be deemed to be an amount equal to the lesser of (x) the fair market value of the property subject to such Lien and (y) the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning. The term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.
“Guarantors” means, collectively, the Company and each Subsidiary Guarantor.
“Guaranty” or “Guaranties” means, individually or collectively as the context may require, the Company Guaranty and the Subsidiary Guaranty.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.
“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).
“Immaterial Subsidiary” means each direct or indirect Subsidiary of the Company that either (a) has total assets (including Equity Interests in other Persons) of less than 2.5% of the total assets of the Company and its Subsidiaries (calculated as of the most recent fiscal period with respect to which the Administrative Agent shall have received financial statements required to be delivered pursuant to Sections 6.1(a) or (b) (or if prior to delivery of any financial statements pursuant to such Sections, then calculated based on the Audited Financial Statements) or (b) contributes less than 2.5% to Consolidated EBITDA (calculated as of the most recent fiscal period with respect to which the Administrative Agent shall have received financial statements required to be delivered pursuant to Sections 6.1(a) or (b) (or if prior to delivery of any financial statements pursuant to such Sections, then calculated based on the Audited Financial Statements). In the event that either (x) the total assets of all Immaterial Subsidiaries equals or exceed 5% of the total assets of the Company and its Subsidiaries (calculated as of the most recent fiscal period with respect to which the Administrative Agent shall have received financial statements required to be delivered pursuant to Sections 6.1(a) or (b) (or if prior to delivery of any financial statements pursuant to such Sections, then calculated based on the Audited Financial Statements) or (y) the total contribution of all Immaterial Subsidiaries to Consolidated EBITDA exceeds 5% of Consolidated EBITDA (calculated as of the most recent fiscal period with respect to which the Administrative Agent shall have received financial statements required to be delivered pursuant to Sections 6.1(a) or (b) (or if prior to delivery of any financial statements pursuant to such Sections, then calculated based on the Audited Financial Statements), as the case may be, the Company will designate Subsidiaries which would otherwise constitute Immaterial Subsidiaries to be excluded from qualifying as Immaterial Subsidiaries until the total assets and total contribution to Consolidated EBITDA of all Subsidiaries constituting Immaterial Subsidiaries are, in each case, less than or equal to such 5% thresholds.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Hedge Agreement;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than (i) 90 days after the original specified due date thereof, or (ii) if such trade account payable has no specified due date, 120 days after the date on which such trade account payable was created);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    capital leases, finance leases and Synthetic Lease Obligations;
(g)    Disqualified Stock; and
(h)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date. The amount of any capital lease, finance lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The amount of Indebtedness of the type described in clause (e) above to the extent the recourse for such Indebtedness is limited to recourse against the property subject to the Lien described in clause (e) shall be deemed to be an amount equal to the lesser of (x) the fair market value of the property subject to such Lien and (y) the outstanding amount if indebtedness secured by such Lien. The term “Indebtedness” shall not include (x) customer deposits and interest payable thereon in the ordinary course of business or (y) indebtedness to the extent that it has been defeased or satisfied and discharged in accordance with the terms of the documents governing such indebtedness; provided that (i) to the extent the deposit of assets with the applicable holders (or trustee on behalf of such holders) is required in connection with the defeasance or satisfaction and discharge of such indebtedness, such assets are limited to cash and cash equivalents and (ii) none of the assets associated with such defeasance, or any income earned on such assets, shall be included in the calculation of any financial covenant or ratio or incurrence test hereunder, any borrowing base hereunder or the Prepayment Test Amount. The amount of obligations in respect of any Disqualified Stock shall be valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends that are past due.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning assigned thereto in Section 10.3(b).
“Indentures” means, collectively, (i) that certain Indenture, dated as of February 19, 2020 (as amended, supplemented and otherwise modified prior to the date hereof, and as further amended, supplemented or otherwise modified from time to time to the extent permitted hereunder), governing the 4.50% Senior Notes due 2028 of the Company, (ii) that certain Indenture, dated as of February 19, 2020 (as amended, supplemented and otherwise modified prior to the date hereof, and as further amended, supplemented or otherwise modified from time to time to the extent permitted hereunder), governing the 4.75% Senior Notes due 2030 of the Company, (iii) that certain Indenture, dated as of November 19, 2021 (as amended, supplemented and otherwise modified prior to the date hereof, and as further amended, supplemented or otherwise modified from time to time to the extent permitted hereunder), governing the 4.625% Senior Notes due 2029 of the Company, and (iv) that certain Indenture, dated as of November 19, 2021 (as amended, supplemented and otherwise modified prior to the date hereof, and as further amended, supplemented or otherwise modified from time to time to the extent permitted hereunder), governing the 5.000% Senior Notes due 2032 of the Company.
“Information” has the meaning assigned thereto in Section 10.10.
“Initial Financed Property” means each Financed Property as it existed on the Closing Date, as listed on Schedule 1.1(b).
“Initial FIRREA Appraisal Value” means, with respect to any Financed Property, the Adjusted FIRREA Appraisal Value applicable to such Financed Property on the Closing Date.
“Insurance and Condemnation Event” means the receipt by any Loan Party or any of its Subsidiaries of any cash insurance proceeds with respect to a Casualty or an Award in connection with a Condemnation with respect to all or any portion of any Financed Property.
“Interest Period” means, as to any SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one (1) month thereafter; provided that:
(a)    the Interest Period shall commence on the date of advance of or conversion to any SOFR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;
(b)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
(c)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
(d)    no Interest Period shall extend beyond the Maturity Date;
(e)    there shall be no more than three (3) Interest Periods in effect at any time; and
(f)    no tenor that has been removed from this definition pursuant to Section 3.8(c)(iv) shall be available for specification in any Notice of Borrowing or Notice of Conversion/Continuation.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested less any principal repayments or return of capital actually received in cash from such Investment.

“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).
“IRS” means the United States Internal Revenue Service.
“Joinder Agreement” means each Joinder Agreement, substantially in the form of Exhibit H, executed and delivered by a Subsidiary or any other Person to the Administrative Agent, for the benefit of the Secured Parties, pursuant to Section 6.14.
“Landlord Waiver” means, as to any leasehold interest of a Loan Party, a landlord estoppel and agreement executed by the landlord of such leasehold interest, in each case in form and substance reasonably satisfactory to the Administrative Agent, and pursuant to which, among other things, the landlord waives or subordinates its liens, grants reasonable collateral access and consents to the lien granted pursuant to the applicable Mortgage along with such correlative rights as reasonably required by the Administrative Agent, including without limitation, rights to notice and cure related to the encumbered lease.
“Lease” means each operating lease or capital lease of all or any portion of a Financed Property, including but not limited to those leases set forth on Schedule 5.30(b).
“Lender” has the meaning assigned thereto in the introductory paragraph of this Agreement.
“Lender Related Party” has the meaning assigned thereto in Section 10.5(e)
“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Loans, which office may, to the extent the applicable Lender notifies the Administrative Agent in writing, include an office of any Affiliate of such Lender or any domestic or foreign branch of such Lender or Affiliate.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Limited Condition Acquisition” means any Acquisition that (a) is not prohibited hereunder, (b) is financed in whole or in part with a substantially concurrent incurrence of Indebtedness, and (c) is not conditioned on the availability of, or on obtaining, third-party financing.
“Loan Documents” means this Agreement, including schedules and exhibits hereto, each Note, each Mortgage, each other Security Instrument, the Guaranties, the Fee Letter, the Environmental Indemnity Agreement, each Joinder Agreement, and any amendments, modifications or supplements hereto to any other Loan Document or waivers hereof or to any other Loan Document (excluding any Secured Hedge Agreement).
“Loan” or “Loans” means, individually or collectively as the context may require, the Term Loan.
“Loan Parties” means, collectively, the Borrowers and the Guarantors.

“Luxus Imports” means Luxus Imports Company, a Missouri corporation.
“Manufacturer” means the manufacturer of, or a manufacturer-appointed wholesale distributor of, inventory.
“Material Acquisition” means any Acquisition by the Company or any Subsidiary that (a) has a Cost of Acquisition greater than $100,000,000, or (b) the Company has determined (in its sole discretion) to constitute a Material Acquisition.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of ability of the Loan Parties taken as a whole to perform their respective obligations under the respective Loan Documents to which any of them is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties taken as a whole of the Loan Documents.
“Material Disposition” means any Disposition by the Company or any Subsidiary that (a) has Disposition Proceeds greater than $75,000,000, (b) results in a decrease in the aggregate of the Revolving Borrowing Base or the Used Vehicle Floorplan Borrowing Base by more than ten percent (10%) or (c) the Company has determined (in its sole discretion) to constitute a Material Disposition.
“Material Lease” means each Lease other than any such Lease (a) with a tenant which is not a Loan Party, (b) which covers a de minimis portion of the square footage of the applicable Financed Property, and (c) which does not interfere with the Administrative Agent’s rights to access or to undertake foreclosure or other rights or remedies with respect to the applicable Financed Property.
“Maturity Date” means the first to occur of (a) July 21, 2035, and (b) the date of acceleration of the Term Loan pursuant to Section 8.2(a).
“Memorandum of Lease” means each memorandum of lease of all or any portion of a Financed Property.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage Permitted Liens” means, with respect to any Financed Property, any Lien permitted by Section 7.2(a)(i), (a)(ii), (a)(iii) or (a)(vi).
“Mortgaged Property” means, with respect to any Financed Property, the “Mortgaged Property” as defined in the Mortgage related to such Financed Property.
“Mortgages” means, collectively, the mortgages, deeds of trust, security deeds, deeds to secure debt or other real property security document, now or hereafter securing any portion of the Secured Obligations and encumbering any portion of the Collateral in favor of, or for the benefit of, the Administrative Agent, each in form and substance satisfactory to the Administrative Agent and the Company, in each case, as amended, restated, supplemented or otherwise modified from time to time.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Cash Proceeds” means the aggregate cash or cash equivalents proceeds received by any Loan Party or any Subsidiary in connection with any Casualty or Condemnation, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and (b) taxes paid or payable as a result thereof; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or cash equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in connection with any Casualty or Condemnation.
“New Vehicle” means a Vehicle which has (x) never been owned except by a manufacturer, distributor or dealer and (y) except in the case of a Vehicle which otherwise qualifies as a Demonstrator, Rental Vehicle or other mileaged Vehicle, has never been registered.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.2 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” means a promissory note made by the Borrowers in favor of a Lender evidencing the portion of the Loans made by such Lender, substantially in the form attached as Exhibit A, and any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part.
“Notice of Borrowing” has the meaning assigned thereto in Section 2.2(a).
“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 3.2.
“Notice of Prepayment” has the meaning assigned thereto in Section 2.4.
“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans and (b) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Loan Parties to the Lenders, the Administrative Agent or the other Secured Parties, in each case under any Loan Document, with respect to any Loan of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.12).
“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation, and as codified at 31 C.F.R. § 850.101 et seq.
“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
“Participant” has the meaning assigned thereto in Section 10.9(d).
“Participant Register” has the meaning assigned thereto in Section 10.9(d).
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Payment Recipient” has the meaning assigned thereto in Section 9.12(a).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means any Acquisition permitted by Section 7.19.
“Permitted Disposition” means any Disposition permitted by Section 7.5.
“Permitted Financed Property Disposition” means a sale of a Financed Property in whole or in part by a Borrower, provided that (i) such Financed Property is sold at a time when no Default or Event of Default exists, (ii) such sale shall be on fair and reasonable terms substantially as favorable to such Borrower as would be obtainable by such Borrower at the time in an arm’s-length commercial transaction, (iii) substantially simultaneously with such sale, such Borrower shall either (x) repay the Term Loan in an amount equal to the Applicable Property Disposition Prepayment Amount or (y) effectuate a Collateral Substitution or Collateral Removal pursuant to the terms and conditions of this Agreement, (iv) in the event of any such Collateral Substitution, the Collateral Substitution Test shall have been met and (v) in the event of any such Collateral Removal, the requirements set forth in the definition thereof shall have been met.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company or any ERISA Affiliate or any such Plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Plan of Reorganization” has the meaning assigned thereto in Section 10.9(g)(iii).
“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Pro Forma Compliance” means,
(a)    with respect to any event that requires Pro Forma Compliance under this Agreement (each, a “Pro Forma Determination Event”) other than as set forth in clause (b) or (c) below, that the Company and its Subsidiaries are in pro forma compliance with the financial covenants set forth in Section 7.11 (calculated as if such Pro Forma Determination Event had occurred on the first day of the four fiscal quarter period ending on the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 6.1(a) or (b)),
(b)    with respect to any Restricted Payment to be made on any date (any such date, an “Applicable Restricted Payment Date”) as contemplated by Section 7.10, that the Company and its Subsidiaries will be in pro forma compliance with the financial covenants set forth in Section 7.11 as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 6.1(a) or (b), such financial covenants being calculated on a pro forma basis as if such Restricted Payment (and any other Restricted Payment made on the Applicable Restricted Payment Date or at any time since the last day of such fiscal quarter) had been made on the last day of such fiscal quarter, and

(c)    with respect to any prepayment of Subordinated Indebtedness to be made on any date (any such date, an “Applicable Prepayment Date”) as contemplated by Section 7.16, that the Company and its Subsidiaries will be in pro forma compliance with the financial covenants set forth in Section 7.11 as of the last day of the fiscal quarter which includes the Applicable Prepayment Date as well as the last day of each of the three fiscal quarters succeeding the fiscal quarter containing the Applicable Prepayment Date, in each case (x) calculated as if such prepayment had occurred on the first day of the fiscal quarter which includes the Applicable Prepayment Date and (y) based on projected financial statements delivered to the Administrative Agent which do not reflect material and adverse changes in growth or turnover assumptions of trading assets or accounts payable as compared to the most recent financial statements delivered pursuant to Sections 6.1(a) or (b). Pro forma calculations made pursuant to this definition that require calculations of Consolidated EBITDAR on a pro forma basis will be made in accordance with Section 1.3(d).
“Pro Forma Compliance Certificate” means, with respect to any event, a duly completed Compliance Certificate demonstrating the pro forma calculations of the items set forth in the Compliance Certificate on a pro forma basis in accordance with the definition of “Pro Forma Compliance.”
“Property Pool” means, collectively, as of any date, the Financed Properties constituting Collateral as of such date.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning assigned thereto in Section 6.2.
“Real Estate Support Documents” means, for each Financed Property as of the Closing Date (or in the case of a Financed Property that is added to a Property Pool pursuant to a Collateral Substitution, for such Financed Property as of the date of such Collateral Substitution):
(a)    a copy of a FIRREA Appraisal that is acceptable to the Administrative Agent, and for which all necessary fees (if applicable) have been paid;
(b)    an original Mortgage dated as of the Closing Date (or the date of such Collateral Substitution, as applicable) properly executed by a Responsible Officer of each Applicable Borrower and evidence of the proper recordation of such Mortgage in the appropriate filing office (or delivery of such Mortgage to the applicable title company for recordation on or about the Closing Date or the date of such Collateral Substitution, as applicable);
(c)    copies of environmental reports (including Phase I and if requested by the Administrative Agent, Phase II environmental assessments) as the Administrative Agent may reasonably request, in each case (i) prepared by an environmental expert acceptable to the Administrative Agent and (ii) dated as of a date within twelve (12) months of the Closing Date (or the date of such Collateral Substitution, as applicable);
(d)    a copy of each Lease of such Financed Property, if any, and any sublease or Memorandum of Lease associated therewith, if any;
(e)    to the extent any Applicable Borrower is not already a party to this Agreement, a fully executed Joinder Agreement executed by such Applicable Borrower, joining such Borrower to this Agreement and the other applicable Loan Documents;

(f)    to the extent any Applicable Entity (other than an Applicable Borrower) is not already a party to the Subsidiary Guaranty, a fully executed Joinder Agreement executed by such Applicable Entity, joining such Person to the Subsidiary Guaranty and the other applicable Loan Documents;
(g)    a favorable opinion of counsel to each Applicable Borrower and each other Applicable Entity (including local counsel in each state where any Applicable Entity is organized or such Financed Property is located), addressed to the Administrative Agent and the Lenders, as to such matters concerning such Financed Property, each Loan Party and the Loan Documents as the Administrative Agent may reasonably request, and dated as of the Closing Date (or the date of such Collateral Substitution, as applicable);
(h)    Uniform Commercial Code search results dated as of a recent date, showing no Liens on the Financed Property other than Mortgage Permitted Liens and those liens acceptable to the Administrative Agent in its sole discretion;
(i)    delivery of Uniform Commercial Code financing statements and fixture filings suitable in form and substance for filing in all places required by Applicable Law to perfect the Liens of the Administrative Agent under the Mortgage and other Security Instruments related to such Financed Property as a first priority Lien (subject only to Mortgage Permitted Liens) as to items of Collateral in which a security interest may be perfected by the filing of financing statements or fixture filings, and such other documents and/or evidence of other actions as may be necessary under Applicable Law to perfect the Liens of the Administrative Agent under the Mortgage and other Security Instruments related to such Financed Property as a first priority Lien (subject only to Mortgage Permitted Liens) in and to such other Collateral as the Administrative Agent may require;
(j)    evidence (i) that such Financed Property is not a Flood Hazard Property or the Administrative Agent has determined that such Financed Property is not subject to Flood Requirements under applicable Law (such evidence or determination subject to the approval of each Lender, not to be unreasonably withheld, conditioned or delayed), or (ii) that the Flood Requirements are satisfied with respect to such Financed Property, which shall include, for the avoidance of doubt, (A) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each such real property location in the United States (together with a notice about special flood hazard area status and flood disaster assistance, which, if applicable, shall be duly executed by the applicable Loan Party relating to such real property) and (B) if any such real property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under Applicable Law;
(k)    evidence that all insurance (including flood insurance, if applicable) required to be maintained pursuant to the Loan Documents with respect to such Financed Property has been obtained and is in effect; and endorsements naming the Administrative Agent as an additional insured and loss payee, as the case may be, on all such insurance policies maintained with respect to such Financed Property;
(l)    evidence of payment of all real estate recordation fees and taxes with respect to perfecting the Liens on Collateral;
(m)    if requested by the Administrative Agent, a completed environmental questionnaire covering such Financed Property;

(n)    an ALTA lender’s title insurance policy in an amount, and with customary endorsements, reasonably acceptable to the Administrative Agent (which may be in the form of a mark-up or a pro forma of the title commitments but which nevertheless represent presently effective and enforceable title insurance) issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent insuring the Lien of the applicable Mortgage with respect to such Financed Property as a first priority Lien on the real property described therein, free of any other Liens except for Mortgage Permitted Liens;
(o)    an ALTA survey (or such other survey reasonably acceptable to the Administrative Agent), together with appropriate affidavits of no change and/or indemnities from the Loan Parties, if applicable, sufficient to allow the title insurance policies required by the preceding clause (a) without a standard survey exception and, if applicable, satisfy the Administrative Agent’s and each Lender’s flood insurance diligence;
(p)    with respect to each lessee under a Material Lease with respect to such Financed Property, a lessee subordination and attornment agreement in substantially the form attached hereto as Exhibit I as the Administrative Agent may accept in its sole discretion;
(q)    evidence satisfactory to the Administrative Agent in its sole discretion that an Applicable Borrower or a Guarantor owns or has acquired (or will, contemporaneously on the Closing Date or the date of such Collateral Substitution, acquire) each Dealership on such Financed Property;
(r)    such other real estate related documents as may be reasonably requested by the Administrative Agent (e.g. third party consents, UCC fixture filings and the like); and
(s)    with respect to each Applicable Borrower associated with such Financed Property and any Applicable Entity joining the Subsidiary Guaranty (to the extent not previously delivered):
(i)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of such Borrower or Subsidiary Guarantor, as applicable, as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Loan Documents to which such Borrower or Subsidiary Guarantor, as applicable, is a party;
(ii)    such documents and certifications as the Administrative Agent may reasonably require (i) to evidence that each Loan Party is duly organized or formed, and (ii) to evidence that such Borrower or Subsidiary Guarantor, as applicable, is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and
(iii)    a certificate of a Responsible Officer of such Loan Party certifying that all consents (including pursuant to any Franchise Agreement or Framework Agreement), licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, have been acquired and are in full force and effect.
“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Register” has the meaning assigned thereto in Section 10.9(c).
“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Agreements” has the meaning assigned thereto in Section 2.6(e).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.
“Remaining Property” has the meaning specified in the definition of “Collateral Substitution Test”.
“Removal Effective Date” has the meaning assigned thereto in Section 9.6(b).
“Removed Property” has the meaning specified in the definition of “Collateral Substitution”.
“Rental Vehicle” means a New Vehicle less than two years old owned by a New Vehicle Borrower and purchased directly from a manufacturer as a New Vehicle and that is used as a service or daily loaner vehicle or is periodically subject to a rental contract with customers of the New Vehicle Borrower for loaner or rental periods of up to sixty (60) consecutive days or is used by dealership personnel in connection with parts and service operations. Rental Vehicles may be registered with applicable Governmental Authorities in the ordinary course of business.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Required Lenders” means, at any time, at least two Lenders having Total Credit Exposure representing more than fifty percent (50%) of the Total Credit Exposure of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Resignation Effective Date” has the meaning assigned thereto in Section 9.6(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.1, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance satisfactory to the Administrative Agent.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Company’s or any Subsidiary’s stockholders, partners or members (or the equivalent Person thereof).
“Restricted Subsidiary” means each direct or indirect Subsidiary of the Company that (i) is not an Immaterial Subsidiary, is not a Captive Insurance Company, is not a Specified Insurance Subsidiary and is not a Designated Escrow Subsidiary, (ii) owns or operates a dealership or (iii) owns any real estate used in the operation of a dealership.
“Revolving Administrative Agent” has the meaning specified in the definition of “Revolving Credit Agreement”.
“Revolving Credit Agreement” means that certain Fourth Amended and Restated Loan Agreement dated as of October 20, 2023 among the Company and certain of its Subsidiaries, as borrowers, Bank of America, N.A., as, inter alia, administrative agent (in such capacity, the “Revolving Administrative Agent”), and the other lenders party thereto, as the same shall (a) have been amended, amended and restated, modified, supplemented or otherwise modified prior to the date hereof and (b) be hereafter amended, amended and restated, supplemented or otherwise modified or replaced with a similar credit agreement from time to time, in each case of this clause (b), so long as at the time of the effectiveness of such amendment, amendment and restatement, supplement or other modification or replacement, each of the Lenders hereunder (or an Affiliate thereof) is a party to the Revolving Credit Agreement and each of the Lenders hereunder (or an Affiliate thereof), in its capacity as a lender under the Revolving Credit Agreement, consented in writing to such amendment, amendment and restatement, supplement or other modification under, or replacement of, the Revolving Credit Agreement (it being acknowledged and agreed by all parties hereto that if the Revolving Credit Agreement is terminated (and not replaced as contemplated by this definition) during the term of this Agreement, the terms thereof incorporated in this Agreement and the other Loan Documents shall continue to be effective in this Agreement and the other Loan Documents to the same extent as immediately prior to such termination (subject to the preceding clause (b)).
“Revolving Loan Document” means a “Loan Document” as defined in the Revolving Credit Agreement.
“S&P” means Standard & Poor’s Rating Service, a division of S&P Global Inc. and any successor thereto.
“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.
“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any interest rate Hedge Agreement entered into on account of, and in connection with, the Indebtedness arising the Term Loan Facility (a) in effect on the Closing Date between or among any Loan Party and a counterparty that is (i) a Lender, (ii) the Administrative Agent or (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined as of the Closing Date, or (b) entered into after the Closing Date between or among any Loan Party and a counterparty that is (i) a Lender, (ii) the Administrative Agent or (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined at the time such Hedge Agreement is entered into.
“Secured Hedge Obligations” means all existing or future payment and other obligations owing by any Loan Party under any Secured Hedge Agreement; provided that the “Secured Hedge Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.
“Secured Obligations” means, collectively, (a) the Obligations and (b) any Secured Hedge Obligations.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the holders of any Secured Hedge Obligations, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.5, any other holder from time to time of any of any Secured Obligations and, in each case, their respective successors and permitted assigns.
“Security Instruments” means, collectively or individually as the context may indicate, any Mortgage, any Joinder Agreements, and all other agreements, instruments and other documents, whether now existing or hereafter in effect, pursuant to which any Borrower, any other Loan Party, or any other Person shall grant or convey to the Administrative Agent, for the benefit of the Secured Parties a Lien in, or any other Person shall acknowledge any such Lien in, property as security for all or any portion of the Secured Obligations and any other obligation under any Loan Document.
“Senior Notes due 2032” means the 5.00% senior notes of the Company due 2032 issued pursuant to that certain Indenture dated as of November 19, 2021.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Loan” means any Loan bearing interest at a rate based on Term SOFR as provided in Section 3.1(a).
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Event of Default” means an Event of Default arising under any or all of Sections 8.1(a), 8.1(f), or 8.1(g).
“Specified Insurance Subsidiary” means (a) each of Landcar Casualty Company, Landcar Agency, Inc., and Landcar Administration Company, or (b) any insurance company organized under the laws of a state of the United States which company is either (i) formed by the Company or any of its Subsidiaries or (ii) acquired by the Company or any of its Subsidiaries or Affiliates in connection with any Permitted Acquisition, in each case of clauses (a), (b)(i) and (b)(ii) so long such entity is and remains a regulated entity and the sole purpose of such entity is providing extended service contracts and other consumer protection products to customers of the Vehicle Borrowers.
“Specified Representations” means the representations and warranties (including to the extent incorporated by reference in other Loan Documents) set forth in Section 5.1(a), Section 5.1(b)(ii) (solely with respect to corporate, limited liability company or partnership power and authority), Section 5.2 (solely with respect to authorization of execution, delivery and performance of the Loan Documents by corporate or other organizational action), Section 5.2(a), Section 5.2(b)(i) (solely with respect to material Franchise Agreements or Framework Agreements, material lease agreements and other material agreements with manufacturers or distributors of Vehicles), Section 5.2(c), Section 5.4, Section 5.14, Section 5.21, Section 5.22, Section 5.25, Section 5.26, and Section 5.27.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company and shall include, without limitation, the Unrestricted Subsidiaries.
“Subsidiary Guarantors” means, collectively, all Subsidiaries executing the Subsidiary Guaranty on the Closing Date and all other Subsidiaries that enter into a Joinder Agreement as a Subsidiary Guarantor.
“Subsidiary Guaranty” means the Subsidiary Guaranty Agreement dated as of the date hereof, made by the Subsidiary Guarantors in favor of the Administrative Agent for the benefit of the Secured Parties, as supplemented from time to time by the execution and delivery of Joinder Agreements.
“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” means the term loan made, or to be made, to the Borrowers by the Lenders pursuant to Section 2.1.
“Term Loan Facility” means the term loan facility established pursuant to Article II.

“Term Loan Percentage” means, with respect to any Lender at any time, the percentage of the total outstanding principal balance of the Term Loan represented by the outstanding principal balance of such Lender’s Term Loan. The Term Loan Percentage of each Lender as of the Closing Date is set forth opposite the name of such Lender on Schedule 1.1(a).

“Term SOFR” means,
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;
provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Threshold Amount” means $75,000,000.
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments of such Lender at such time and the aggregate outstanding principal amount of the Loans of such Lender at such time.
“Trade Date” has the meaning assigned thereto in Section 10.9(g)(i).
“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“United States” means the United States of America.
“United States Person” means any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any Person in the United States.
“Unrestricted Subsidiaries” means all Subsidiaries of the Company other than the Restricted Subsidiaries.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.2 and 3.2, in each case, such day is also a Business Day.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 3.11(g).

“Used Vehicle” means a Vehicle other than a New Vehicle.
“Vehicle” means any automobile or truck approved for highway use by any State of the United States.
“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.2    Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

SECTION 1.3    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. Any additions to or exclusions from the computation of any financial item based upon FASB ASC 825 or FASB ASC 470-20 shall be detailed on the Compliance Certificate delivered pursuant to Section 6.2(a).
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Required Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding anything else set forth herein, (i) any lease that was or would have been treated as an operating lease under GAAP as in effect on the Closing Date that would become or be treated as a capital lease or finance lease solely as a result of a change in GAAP after the Closing Date shall always be treated as an operating lease for all purposes and at all times under this Agreement and (ii) the determination of whether a lease is to be treated as an operating lease, on the one hand, or capital lease or finance lease, on the other hand, shall be made without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease or finance lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2018; provided that, upon the request of the Administrative Agent, the Company shall nonetheless provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c)    Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.
(d)    Pro Forma Treatment of Acquisitions and Dispositions. Consolidated EBITDAR will be calculated after giving pro forma effect to any Material Dispositions or Material Acquisitions occurring during the relevant period, or after the relevant period and on or prior to the date of determination, as if such dispositions or acquisitions occurred on the first day of such period, and which may include such adjustments as are permitted under Regulation S-X of the SEC; provided that any such pro forma adjustment of Consolidated EBITDAR shall not result in an increase of more than 10% of Consolidated EBITDAR prior to such adjustment (the “10% EBITDAR Cap”), unless (a) the Company provides to the Administrative Agent (i) the supporting calculations for such adjustment and (ii) such other information as the Administrative Agent may reasonably request to determine the accuracy of such calculations, or (b) the Administrative Agent (in its sole discretion) otherwise consents to such increase in excess of the 10% EBITDAR Cap.
If the calculation of Consolidated EBITDAR for any period gives pro forma effect to any disposition or acquisition, the other elements of the Consolidated Fixed Charge Coverage Ratio and Consolidated Total Lease Adjusted Leverage Ratio will also be calculated after giving pro forma effect to such acquisition or disposition, provided that if the pro forma adjustment of Consolidated EBITDAR resulting from such disposition or acquisition is limited as a result of the 10% EBITDAR Cap, then the pro forma adjustment to any other element of the Consolidated Fixed Charge Coverage Ratio or the Consolidated Total Lease Adjusted Leverage Ratio, as applicable, will likewise be limited on a proportional basis so that the amount of any other adjustment will be reduced by the same percentage as the reduction in the amount of adjustment to Consolidated EBITDAR, and provided further, in any event, that any such pro forma adjustment of the numerator of the Consolidated Total Lease Adjusted Leverage Ratio (or the denominator of the Consolidated Fixed Charge Coverage Ratio) will not result in a decrease of more than 10% to the amount of such numerator (or denominator) prior to such adjustment (the “Applicable 10% Cap”) unless (A) the Company provides to the Administrative Agent (1) the supporting calculations for such adjustment and (2) such other information as the Administrative Agent may reasonably request to determine the accuracy of such calculations, or (B) the Administrative Agent (in its sole discretion) otherwise consents to such decrease in excess of the Applicable 10% Cap. If in connection with any Material Acquisition, the Company or any Subsidiary acquires associated real estate, eliminating any leases on the real estate being acquired or any leases of a Subsidiary being acquired, then the rent associated with those leases will not be included in the numerator of the Consolidated Total Lease Adjusted Leverage Ratio.
SECTION 1.4    UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.
SECTION 1.5    Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
SECTION 1.6    References to Agreement and Laws. Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including Anti-Money Laundering Laws, the Bankruptcy Code, the Code, the Commodity Exchange Act, ERISA, the Exchange Act, the PATRIOT Act, the UCC, the Investment Company Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States

Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
SECTION 1.7    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
SECTION 1.8    Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.8(c), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 1.9    References to Defined Terms in the Revolving Credit Agreement. The following terms shall have the meanings assigned thereto in the Revolving Credit Agreement:
(a)    Demonstrator,
(b)    Floorplan Offset Amount,
(c)    New Vehicle Borrower,
(d)    Permitted Floorplan Indebtedness,
(e)    Prepayment Test Amount,
(f)    Revolving Borrowing Base,
(g)    Subordinated Indebtedness,
(h)    Used Vehicle Floorplan Borrowing Base, and
(i)    Vehicle Borrower.

SECTION 1.10    Limited Condition Acquisition. In the event that the Company notifies the Administrative Agent in writing that any proposed Acquisition is a Limited Condition Acquisition and that the Company wishes to test the conditions to such Limited Condition Acquisition and the availability of the Indebtedness incurred in connection with such Limited Condition Acquisition in accordance with this Section, then, notwithstanding anything to the contrary herein or in any other Loan Document, the following provisions shall apply:
(a)    any condition to such Limited Condition Acquisition or such Indebtedness that requires that no Default or Event of Default shall have occurred and be continuing at the time of such Acquisition or the incurrence of such Indebtedness, shall be satisfied if (i) no Default or Event of Default shall have occurred and be continuing at the time of the execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Limited Condition Acquisition and (ii) no Specified Event of Default shall have occurred and be continuing both immediately before and immediately after giving effect to such Limited Condition Acquisition and the incurrence of such Indebtedness;
(b)    any condition to such Limited Condition Acquisition or such Indebtedness that the representations and warranties in this Agreement and the other Loan Documents shall be true and correct at the time of such Acquisition or the incurrence of such Indebtedness shall be subject to customary “SunGard” or other customary applicable “certain funds” conditionality provisions (including, without limitation, a condition that the representations and warranties under the relevant agreements relating to such Limited Condition Acquisition as are material to the Lenders providing such Indebtedness shall be true and correct, but only to the extent that the Company or its applicable Subsidiary has the right to terminate its obligations under such agreement as a result of a breach of such representations and warranties or the failure of those representations and warranties to be true and correct), so long as (i) all representations and warranties in this Agreement and the other Loan Documents are true and correct in all material respects (or in all respects in the case of any representation and warranty qualified by materiality or Material Adverse Effect) at the time of execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Acquisition and (ii) all Specified Representations are true and correct both immediately before and immediately after giving effect to such Limited Condition Acquisition and the incurrence of such Indebtedness;
(c)    any financial ratio test or condition to such Limited Condition Acquisition or the incurrence of such Indebtedness, may upon the written election of the Company delivered to the Administrative Agent prior to the execution of the definitive agreement for such Limited Condition Acquisition, be tested either (i) upon the execution of the definitive agreement with respect to such Limited Condition Acquisition or (ii) upon the consummation of the Limited Condition Acquisition and related incurrence of Indebtedness, in each case, after giving effect to the relevant Limited Condition Acquisition and related incurrence of Indebtedness, on a pro forma basis; provided that the failure to deliver a notice under this Section 1.10(c) prior to the date of execution of the definitive agreement for such Limited Condition Acquisition shall be deemed an election to test the applicable financial ratio under subclause (ii) of this Section 1.10(c); and
(d)    if the Company has made an election with respect to any Limited Condition Acquisition to test a financial ratio test or condition at the time specified in clause (c)(i) of this Section, then in connection with any subsequent calculation of any ratio or basket during the period commencing on the relevant date of execution of the definitive agreement with respect to such Limited Condition Acquisition until the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be required to be satisfied assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated.
The foregoing provisions shall apply with similar effect during the pendency of multiple Limited Condition Acquisitions such that each of the possible scenarios is separately tested. For the avoidance of doubt, any election (or any portion thereof) made pursuant to this Section may be rescinded by the Company prior to the consummation of such Limited Condition Acquisition or incurrence of such Indebtedness and in such case the conditions applicable to such Acquisition or incurrence of Indebtedness shall be tested without giving effect to this Section 1.10.
ARTICLE II

TERM LOAN FACILITY
SECTION 2.1    Term Loan. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Lender severally agrees to make the Term Loan to the Borrowers on the Closing Date in a principal amount equal to such Lender’s Commitment as of the Closing Date. Notwithstanding the foregoing, if the total Commitment as of the Closing Date is not drawn on the Closing Date, the undrawn amount shall automatically be cancelled.
SECTION 2.2    Procedure for Advance of Term Loan. The Company shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) prior to 11:00 a.m. on the Closing Date requesting that the Lenders make the Term Loan as a Base Rate Loan on such date (provided that the Company may request, no later than three (3) U.S. Government Securities Business Days prior to the Closing Date, that the Lenders make the Term Loan as a SOFR Loan if the Company has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 3.9). Upon receipt of such Notice of Borrowing from the Company, the Administrative Agent shall promptly notify each Lender thereof. Not later than 1:00 p.m. on the Closing Date, each Lender will make available to the Administrative Agent for the account of the Borrowers, at the Administrative Agent’s Office in immediately available funds, the amount of the Term Loan to be made by such Lender on the Closing Date. Each Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Term Loan in immediately available funds by wire transfer to such Person or Persons as may be designated by the Company in writing.
SECTION 2.3    Repayment of Term Loan.
(a)    The Borrowers shall repay the aggregate outstanding principal amount of the Term Loan in consecutive monthly installments in an amount equal to $2,277,203.13, commencing on September 1, 2025 and on the first Business Day of each month thereafter, except as the amounts of individual installments may be adjusted pursuant to Sections 2.3(b) and 2.4. If not sooner paid, the Term Loan shall be paid in full, together with accrued interest thereon, on the Maturity Date.
(b)    The Borrowers shall repay the aggregate outstanding principal amount of the Term Loan on the date of any Permitted Financed Property Disposition in an amount equal to the applicable amount required to be paid in connection therewith as set forth in the definition of Permitted Financed Property Disposition. Each prepayment of the Term Loan under this Section 2.3(b) shall be applied to reduce the scheduled principal amortization payments under Section 2.3(a) (including the bullet payment due on the Maturity Date) in the inverse order of maturity.
SECTION 2.4    Optional Prepayments of Term Loan. The Borrowers shall have the right at any time and from time to time, without premium or penalty, except as set forth in Section 3.9, to prepay the Term Loan, in whole or in part, with irrevocable prior written notice by the Company to the Administrative Agent substantially in the form attached as Exhibit C (a “Notice of Prepayment”) not later than 11:00 a.m. (i) on the same Business Day as prepayment of each Base Rate Loan and (ii) at least three (3) U.S. Government Securities Business Days before prepayment of each SOFR Loan, specifying the date and amount of prepayment, whether the prepayment is of SOFR Loans or Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Each optional prepayment of the Term Loan hereunder shall be in an aggregate principal amount of at least $2,500,000 or any whole multiple of $500,000 in excess thereof (or, if less, the remaining outstanding principal amount thereof) and shall be applied to prepay the Term Loan and shall reduce be applied to reduce the scheduled principal amortization payments under Section 2.3 as directed by the Borrowers. Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 3.9 hereof. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day or U.S. Government Securities Business Day, as applicable. The Administrative Agent shall promptly notify the applicable Lenders of each Notice of Prepayment. Amounts prepaid under the Term Loan pursuant to this Section may not be reborrowed.
SECTION 2.5    Mandatory Prepayments of Term Loan.
(a)    Casualty.
(i)    If all or any portion of a Financed Property in the Property Pool (such Financed Property or applicable portion thereof, the “Damaged Property”) shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), the Company shall give prompt notice thereof to the Administrative Agent, except that no such notice shall be required pursuant to this subsection (a)(i) in the case of a Casualty with respect to any Financed Property as to which the Net Cash Proceeds in respect thereof are not reasonably expected to exceed an amount equal to the lesser of (i) an amount equal to 5% of the Adjusted FIRREA Appraisal Value of such Financed Property and (ii) $2,000,000. Following the occurrence of a Casualty (except in the case of a Casualty described in subsection (vi) below), the Loan Parties, regardless of whether insurance proceeds are available, shall proceed promptly to restore, repair, replace or rebuild the Damaged Property to be of substantially equal value and of substantially the same character as prior to such damage or destruction (but with such alterations, modifications and/or betterments reasonably deemed necessary or desirable by the Company or the affected Loan Party in its good faith business judgment), in accordance with all Applicable Laws.
(ii)    The Borrowers shall make mandatory principal prepayments of the Term Loan in the manner set forth in Section 2.5(c) below in an amount equal to 100% of the aggregate Net Cash Proceeds from a Casualty. Such prepayments shall be made within two (2) Business Days after the date of receipt by any Loan Party or the Administrative Agent, as the case may be, of the Net Cash Proceeds (and the Borrowers hereby authorize the Administrative Agent to apply such Net Cash Proceeds to such prepayment); provided that, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, no prepayment shall be required under this Section 2.5(a)(ii) with respect to such portion of such Net Cash Proceeds that the Company shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to apply such Net Cash Proceeds to the restoration of such Damaged Property in accordance with subsection (iii) below.
(iii)    With respect to any Net Cash Proceeds to be applied to the restoration of a Damaged Property pursuant to the proviso set forth in Section 2.5(a)(ii), such Net Cash Proceeds shall be disbursed by the Administrative Agent as follows:
(A)    if the loss is less than or equal to an amount equal to 10% of the Adjusted FIRREA Appraisal Value of the applicable Financed Property, the Administrative Agent shall promptly disburse the Net Cash Proceeds to the affected Borrower for use in connection with the restoration of such Damaged Property from time to time in accordance with subsection (iv) below so long as (1) no Default or Event of Default has occurred and is continuing or would result therefrom and (2) the Loan Parties promptly commence and are diligently pursuing restoration of such Damaged Property;
(B)    if the loss exceeds an amount equal to 10% of the Adjusted FIRREA Appraisal Value of the applicable Financed Property, the Administrative Agent shall disburse the Net Cash Proceeds for use in connection with the restoration of such Damaged Property from time to time in accordance with subsection (iv) below, but only if each of the following conditions are satisfied: (1) at all times during such restoration no Default or Event of Default has occurred and is continuing or would result therefrom; (2) the Administrative Agent determines throughout the restoration that there are sufficient funds available to restore and repair such Damaged Property to a condition required hereunder (or otherwise as approved by the Administrative Agent) or, if the Administrative Agent determines that such funds are insufficient for such purpose, upon the request of the Administrative Agent the Loan Parties shall promptly (and in any event within thirty (30) days following request therefor) provide additional security (or such other financial accommodation or arrangement) to address such insufficiency to the Administrative Agent’s satisfaction; (3) the Administrative Agent determines that the fair market value of the applicable Financed Property after restoration will not be less than the Adjusted FIRREA Appraisal Value of such Financed Property; (4) the restoration and repair of such Damaged Property to a condition required hereunder will be completed within 360 days after the date of loss or casualty and in any event at least 180 days prior to the Maturity Date; (5) the Loan Parties promptly commence and are diligently pursuing restoration of such Damaged Property; and (6) the applicable Financed Property after the restoration will be in compliance with, and permitted under, all requirements of Applicable Law, including zoning, building and land use laws, rules, regulations and ordinances; and
(C)    if any of the conditions set forth in clauses (A) and (B) of this Section 2.5(a)(iii) are not satisfied with respect to any such restoration of Damaged Property, then, unless otherwise directed by the Required Lenders, the Administrative Agent shall apply the Net Cash Proceeds to the prepayment of the Term Loan as set forth in Section 2.5(a)(ii);
provided that if any Net Cash Proceeds are no longer intended to be or cannot be so applied to the restoration of such Damaged Property at any time after delivery of a notice of restoration election, an amount equal to any such Net Cash Proceeds shall be applied within two (2) Business Days after the applicable Loan Party reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so applied to the restoration of such Damaged Property to the prepayment of the Term Loan as set forth in Section 2.5(a)(ii).
(iv)    The Net Cash Proceeds that are available for restoration pursuant to clause (B) of Section 2.5(a)(iii) will be disbursed by the Administrative Agent on receipt of reasonably satisfactory plans and specifications, contracts and subcontracts, schedules, budgets, invoices, lien waivers and architects’ certificates, and otherwise in accordance with the Administrative Agent’s customary commercial construction lending practices for construction loan advances (including appropriate retainages to ensure that all work is completed in a workmanlike manner) and may, at the discretion of the Administrative Agent, be remitted directly to applicable third parties.
(v)    Notwithstanding the foregoing, if any Financed Property is subject to a Casualty, then the Borrowers may also elect, in lieu of complying with the requirements of this Section 2.5(a), to effectuate a Collateral Substitution or Collateral Removal pursuant to the terms and conditions of this Agreement, so long as (A) in the event of any such Collateral Substitution, the Collateral Substitution Test shall have been met, (B) in the event of any such Collateral Removal, the requirements set forth in the definition thereof shall have been met and (C) the Company shall give prompt notice thereof to the Administrative Agent and such Collateral Substitution or Collateral Removal occurs within 60 days of the occurrence of such Casualty (or such later date as the Administrative Agent may permit in its sole discretion). If Borrowers elect to effectuate, and have so effectuated, a Collateral Substitution or Collateral Removal, Borrowers shall retain all Net Cash Proceeds associated with the Casualty.
(vi)    Notwithstanding anything set forth in this Section 2.5(a) to the contrary, in the event that the aggregate Net Cash Proceeds from all Casualties with respect to any Financed Property (excluding any such Net Cash Proceeds previously applied to the prepayment of the Loans as contemplated by Section 2.5(c) or the restoration of such Financed Property as contemplated by subsection (iii) above) do not exceed an amount equal to the lesser of (i) an amount equal to 5% of the Adjusted FIRREA Appraisal Value of such Financed Property and (ii) $2,000,000, then with respect to such Casualties the Borrowers are authorized to make proof of loss, settle, adjust or compromise any claims for loss or damage under any policy or policies of insurance and shall be entitled to receive all insurance proceeds, including unearned premiums.
(b)    Condemnation.
(i)    The Company shall promptly give the Administrative Agent written notice of the actual or threatened commencement of any proceeding relating to an actual or written proposal of Condemnation with respect to all or any portion of a Financed Property in the Property Pool (such Financed Property or applicable portion thereof, the “Condemned Property”) and shall deliver to the Administrative Agent copies of any and all papers served in connection therewith. Following the occurrence of a Condemnation of any Condemned Property, the Loan Parties, regardless of whether any award or compensation (an “Award”) is available, shall promptly proceed to restore, repair, replace or rebuild the applicable Financed Property to the extent practicable to be of substantially equal value and of substantially the same character (but with such alterations, modifications and/or betterments reasonably deemed necessary or desirable by the Company or the affected Loan Party in its good faith business judgment) as prior to such Condemnation, all to be effected in accordance with Applicable Law. The Administrative Agent may participate in any such proceeding (for itself and on behalf of the Secured Parties) and the Loan Parties will deliver to the Administrative Agent all instruments necessary or required by the Administrative Agent to permit such participation. Without the Administrative Agent’s prior consent, no Loan Party shall agree to any Award or, except as required by Applicable Law, take any action (or fail to take any action) which would cause the Award to be determined. All Awards for the taking or purchase in lieu of condemnation of any Condemned Property are hereby assigned to and shall be paid to the Administrative Agent for the benefit of the Secured Parties to be applied to the Secured Obligations in accordance with the terms and conditions of the Loan Documents. The Administrative Agent is hereby irrevocably appointed as each Loan Party’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any Award and to make any compromise or settlement in connection with any such Condemnation and to give proper receipts and acquittances therefor. The Loan Parties, upon request by the Administrative Agent, shall execute all instruments requested to confirm the assignment of the Awards to the Administrative Agent, free and clear of all Liens, charges or encumbrances. Anything herein to the contrary notwithstanding, the Administrative Agent is authorized to adjust such Award without the consent of any Loan Party and to collect such Award in the name of the Administrative Agent (on behalf of itself and the Secured Parties) for application to the Secured Obligations in accordance with the terms and conditions of the Loan Documents.
(ii)    The Borrowers shall make mandatory principal prepayments of the Term Loan in the manner set forth in Section 2.5(c) below in an amount equal to 100% of the aggregate Net Cash Proceeds from an Award. Such prepayments shall be made within two (2) Business Days after the date of receipt by any Loan Party or the Administrative Agent, as the case may be, of the Net Cash Proceeds (and the Borrowers hereby authorize the Administrative Agent to apply such Net Cash Proceeds to such prepayment); provided that, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, no prepayment shall be required under this Section 2.5(b)(ii) with respect to such portion of such Net Cash Proceeds that the Company shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest such Net Cash Proceeds to the applicable Financed Property in accordance with subsection (iii) below.
(iii)    With respect to any Net Cash Proceeds from an Award to be reinvested in a Financed Property pursuant to the proviso set forth in Section 2.5(b)(ii), such Net Cash Proceeds shall be disbursed by the Administrative Agent from time to time in accordance with subsection (iv) below, if such Net Cash Proceeds are less than or equal to the lesser of (x) an amount equal to 5% of the Adjusted FIRREA Appraisal Value of the applicable Financed Property and (y) $500,000 and the Company requests that such Net Cash Proceeds be used for nonstructural site improvements (such as landscape, driveway, walkway and parking area repairs) to be made in connection with such Condemnation, so long as (1) no Default or Event of Default has occurred and is continuing or would result therefrom and (2) the Loan Parties promptly commence and are diligently pursuing such improvements. If any of the conditions set forth in the preceding sentence are not satisfied with respect to any such improvement of a Financed Property, then, unless otherwise directed by the Required Lenders, the Administrative Agent shall apply the Net Cash Proceeds to the prepayment of the Term Loan as set forth in Section 2.5(b)(ii). Notwithstanding the foregoing, if any Net Cash Proceeds are no longer intended to be or cannot be so applied to the improvement of such Financed Property at any time after delivery of a notice of improvement election, an amount equal to any such Net Cash Proceeds shall be applied within two (2) Business Days after the applicable Loan Party reasonably determines that such Net Cash

Proceeds are no longer intended to be or cannot be so applied to the improvement of such Financed Property to the prepayment of the Term Loan as set forth in Section 2.5(b)(ii).
(iv)    The Net Cash Proceeds that are available for application pursuant to Section 2.5(b)(iii) will be disbursed by the Administrative Agent on receipt of reasonably satisfactory plans and specifications, contracts and subcontracts, schedules, budgets, invoices, lien waivers and architects’ certificates, and otherwise in accordance with the Administrative Agent’s customary commercial construction lending practices for construction loan advances (including appropriate retainages to ensure that all work is completed in a workmanlike manner) and may, at the discretion of the Administrative Agent, be remitted directly to applicable third parties.
(v)     Notwithstanding the foregoing, if any Financed Property is subject to an actual or proposed Condemnation, then the Borrowers may also elect, in lieu of complying with the requirements of this Section 2.5(b), to effectuate a Collateral Substitution or Collateral Removal pursuant to the terms and conditions of this Agreement, so long as (A) in the event of any such Collateral Substitution, the Collateral Substitution Test shall have been met, (B) in the event of any such Collateral Removal, the requirements set forth in the definition thereof shall have been met and (C) the Company shall give prompt notice thereof to the Administrative Agent and such Collateral Substitution or Collateral Removal occurs prior to the date such Award is received (or such later date as the Administrative Agent may permit in its sole discretion). If Borrowers elect to effectuate, and have so effectuated, a Collateral Substitution or Collateral Removal pursuant to this Section, Borrowers shall retain all Awards associated with the Casualty.
(c)    Notice; Manner of Payment. Upon the occurrence of any event triggering the prepayment requirement under subsections (a) and (b) above, the Company shall promptly deliver notice thereof to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders. Each prepayment of the Term Loan under this Section or in connection with any Collateral Removal or Collateral Substitution shall be applied to reduce the scheduled principal amortization payments under Section 2.3(a) (including the bullet payment due on the Maturity Date) in the inverse order of maturity.
(d)    Prepayment of SOFR Loans. Each prepayment of SOFR Loans shall be accompanied by any amount required to be paid pursuant to Section 3.9; provided that, so long as no Default or Event of Default shall have occurred and be continuing, if any prepayment of SOFR Loans is required to be made under this Section 2.5 prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.5 in respect of any such SOFR Loan prior to the last day of the Interest Period therefor, the Borrowers may, in their sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into an account held at, and subject to the sole control of, the Administrative Agent until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from any Loan Party) to apply such amount to the prepayment of the Term Loan in accordance with this Section 2.5.  Upon the occurrence and during the continuance of any Default or Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from any Loan Party) to apply such amount to the prepayment of the Term Loan in accordance with the relevant provisions of this Section 2.5.
(e)    No Reborrowings. Amounts prepaid under the Term Loan pursuant to this Section may not be reborrowed.

SECTION 2.6    Joint and Several Obligations.
(a)    Each of the Borrowers agrees and understands that it shall be jointly and severally liable with each other Borrower for all Loans and all other Secured Obligations, without regard to the identity of the Borrower in whose name any Loan is made or other Secured Obligation was incurred.
(b)    The Obligations of each Borrower under this Section 2.6 are independent, and a separate action or actions may be brought and prosecuted against any Borrower whether action is brought against any other Borrower or whether any other Borrower is joined in any such action or actions; and each Borrower waives the benefit of any statute of limitations affecting its liability hereunder.
(c)    Each Borrower represents and warrants that the request for joint handling of the Loans and other Secured Obligations made hereunder was made because the Borrowers are engaged in related operations and are interdependent. Each Borrower expects to derive benefit, directly or indirectly, from such availability because the successful operation of Borrowers is dependent on the continued successful performance of the functions of the group.
(d)    Each Borrower represents and warrants that (i) it has established adequate means of obtaining from the other Borrowers on a continuing basis financial and other information pertaining to the business, operations and condition (financial and otherwise) of the other Borrowers and their respective property, and (ii) it now is and hereafter will be completely familiar with the business, operations and condition (financial and otherwise) of the other Borrowers, and their property. Each Borrower hereby waives and relinquishes any duty on the part of any Secured Party to disclose to such Borrower any matter, fact or thing relating to the business, operations or condition (financial or otherwise) of the other Borrowers, or the property of the other Borrowers, whether now or hereafter known by such Secured Party during the life of this Agreement.
(e)    The Secured Obligations of the Borrowers shall be joint and several, absolute and unconditional irrespective of, and each Borrower hereby expressly waives, to the extent permitted by law, any defense to its Secured Obligations by reason of:
(A)    any lack of legality, validity or enforceability of this Agreement, of any other Loan Document, or of any other agreement or instrument creating, providing security for, or otherwise relating to any of the Secured Obligations (the Loan Documents and all such other agreements and instruments being collectively referred to as the “Related Agreements”);
(B)    any action taken under any of the Related Agreements, any exercise of any right or power therein conferred, any failure or omission to enforce any right conferred thereby, or any waiver of any covenant or condition therein provided;
(C)    any acceleration of the maturity of any of the Secured Obligations (whether of such Borrower or of any other Borrower) or of any other obligations or liabilities of any Person under any of the Related Agreements;
(D)    any release, exchange, non-perfection, lapse in perfection, disposal, deterioration in value, or impairment of any security for any of the Secured Obligations (whether of such Borrower or of any other Borrower) or for any other obligations or liabilities of any Person under any of the Related Agreements;

(E)    any dissolution of any Borrower, any other Loan Party or any other party to a Related Agreement, or the combination or consolidation of any Borrower, any other Loan Party or any other party to a Related Agreement into or with another entity or any transfer or disposition of any assets of any Borrower, any other Loan Party or any other party to a Related Agreement;
(F)    any extension (including without limitation extensions of time for payment), renewal, amendment, restructuring or restatement of, any acceptance of late or partial payments under, or any change in the amount of any borrowings or any credit facilities available under, this Agreement, any Note or any other Loan Document or any other Related Agreement, in whole or in part;
(G)    the existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty (or security therefor) of any of the Secured Obligations (whether of such Borrower or of any other Borrower);
(H)    any waiver of, forbearance or indulgence under, or other consent to any change in or departure from any term or provision contained in this Agreement, any other Loan Document or any other Related Agreement, including without limitation any term pertaining to the payment or performance of any of the Secured Obligations (whether of such Borrower or of any other Borrower) or any of the obligations or liabilities of any party to any other Related Agreement; or
(I)    any other circumstance whatsoever (with or without notice to or knowledge of any other Borrower) which may or might in any manner or to any extent vary the risks of such Borrower, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including without limitation any right to require or claim that resort be had to any Borrower or any Guarantor or to any collateral in respect of the Obligations.
It is the express purpose and intent of the parties hereto that the joint and several liability of each Borrower for the Secured Obligations shall be absolute and unconditional under any and all circumstances and shall not be discharged except by irrevocable payment in full as herein provided. Notwithstanding the foregoing, the liability of each Borrower with respect to the Secured Obligations shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law.
(f)    Notwithstanding anything to the contrary elsewhere contained herein or in any other Loan Document to which any Borrower is a party, each Borrower waives any right to assert against any Secured Party as a defense, counterclaim, set-off, recoupment or cross claim in respect of its Secured Obligations, any defense (legal or equitable) or other claim which such Borrower may now or at any time hereafter have against any other Borrower or any or all of the Secured Parties without waiving any additional defenses, set-offs, counterclaims or other claims otherwise available to such Borrower.
(g)    Except as otherwise expressly provided herein, each Borrower hereby waives to the extent permitted by Applicable Law notice of the following events or occurrences: (i) the Lenders’ heretofore, now or from time to time hereafter making Loans and otherwise loaning monies or giving or extending credit to or for the benefit of any other Borrower, or otherwise entering into arrangements with any Borrower giving rise to Secured Obligations, whether pursuant to this Agreement or any other Loan Document or Related Agreement or any amendments, modifications, or supplements thereto, or replacements or extensions thereof; (ii) presentment, demand, default, non-payment, partial payment and protest; and (iii) any other event, condition, or occurrence described in Section 2.6(e). Each Borrower agrees that each Secured Party may heretofore, now or at any time hereafter do any or all of the foregoing in such manner, upon such terms and at such times as each Secured Party, in its sole and absolute discretion, deems advisable, without in any way or respect impairing, affecting, reducing or releasing such Borrower from any of its Secured Obligations, and each Borrower hereby consents to each and all of the foregoing events or occurrences.
(h)    Each Borrower hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loan made by the Lender to any such Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by any Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered the Company in accordance with the terms of this Agreement shall be deemed to have been delivered by each applicable Borrower.
(i)    In the event of any proposed Collateral Substitution wherein any Subsidiary which owns the real property proposed to be a Financed Property in connection with such Collateral Substitution is not an existing Borrower, the Company shall designate such Subsidiary as a Borrower and such Subsidiary shall deliver the documents required by Section 6.14 prior to or substantially simultaneously with such proposed Financed Property entering the Property Pool, including the delivery of a Joinder Agreement executed by such Subsidiary identifying such Subsidiary as a Borrower. The parties hereto acknowledge and agree that prior to any such Subsidiary becoming entitled to receive Loans or otherwise become a Borrower hereunder, the Administrative Agent shall have received the documents required by Section 6.14. Upon satisfaction of the foregoing requirements and any other requirements herein applicable to any such Subsidiary becoming a Borrower hereunder and any proposed Financed Property entering the Property Pool, the Administrative Agent and each Lender hereby agrees to permit such Subsidiary to become a Borrower hereunder, and to receive Loans hereunder, in each on the terms and conditions set forth herein, and each of the parties agrees that such Borrower otherwise shall be a Borrower for all purposes of this Agreement.
(j)    The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), request that (i) a Subsidiary’s status as a Borrower be terminated if as a result of any Collateral Removal or Permitted Financed Property Disposition, such Subsidiary ceases to own any real property that is Financed Property or (ii) a Subsidiary’s status as a Subsidiary Guarantor be terminated if such Subsidiary ceases to be a tenant of any Financed Property as a result of a transaction permitted under the Loan Documents. The Administrative Agent shall terminate such Subsidiary’s status as a Borrower or a Subsidiary Guarantor, as the case may be, by releasing such Subsidiary from its obligations under the Loan Documents to which it is a party pursuant to Section 9.9 so long as no Default or Event of Default has occurred and is continuing at the time of such release.

ARTICLE III

GENERAL LOAN PROVISIONS
SECTION 3.1    Interest.
(a)    Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrowers, Loans shall bear interest at (i) the Base Rate plus the Applicable Margin or (ii) Term SOFR plus the Applicable Margin (provided that Term SOFR shall not be available until three (3) U.S. Government Securities Business Days after the Closing Date unless the Borrowers have delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 3.9). The Borrowers shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 3.2.
(b)    Default Rate. Subject to Section 8.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), (f) or (g), or (ii) at the election of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders), upon the occurrence and during the continuance of any other Event of Default, (A) the Borrowers shall no longer have the option to request SOFR Loans, (B) all outstanding SOFR Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to SOFR Loans until the end of the applicable Interest Period, and thereafter at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document and (D) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against any Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.
(c)    Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the first Business Day of each calendar month commencing September 1, 2025 and interest on each SOFR Loan shall be due and payable in arrears on the last day of each Interest Period applicable thereto; provided that (i) in the event of any repayment or prepayment of any SOFR Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) in the event of any conversion of any SOFR Loan prior to the end of the Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).
(d)    Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the

Borrowers any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrowers not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrowers under Applicable Law.
(e)    Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Company and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
SECTION 3.2    Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrowers shall have the option to (a) convert at any time following the third U.S. Government Securities Business Day after the Closing Date, subject to the notice requirements herein, all or any portion of any outstanding Base Rate Loans in a principal amount equal to $2,000,000 or any whole multiple of $1,000,000 in excess thereof (or such lesser amount as shall represent all of the Base Rate Loans then outstanding) into one or more SOFR Loans and (b) upon the expiration of any Interest Period therefor, (i) convert all or any part of any outstanding SOFR Loans in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof (or such lesser amount as shall represent all of the SOFR Loans then outstanding) into Base Rate Loans or (ii) continue any such SOFR Loans as SOFR Loans. Whenever the Borrowers desire to convert or continue Loans as provided above, the Company shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit D (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. three (3) U.S. Government Securities Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any SOFR Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued SOFR Loan. If the Company fails to deliver a timely Notice of Conversion/Continuation prior to the end of the Interest Period for any SOFR Loan, then the applicable SOFR Loan shall be automatically continued as a SOFR Loan with an Interest Period of one month. Any such automatic continuation shall be effective as of the last day of the Interest Period then in effect with respect to the applicable SOFR Loan. If the Borrowers request a conversion to, or continuation of, a SOFR Loan, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.
SECTION 3.3    Fees. The Borrowers shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.
SECTION 3.4    Manner of Payment. Each payment by any Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any setoff, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 8.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Term Loan Percentage (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 3.9, 3.10, 3.11 or 10.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to the definition of Interest Period, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment. Notwithstanding the foregoing, if there exists a Defaulting Lender each payment by the Borrowers to such Defaulting Lender hereunder shall be applied in accordance with Section 3.13(a)(ii).
SECTION 3.5    Evidence of Indebtedness. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
SECTION 3.6    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 3.9, 3.10, 3.11 or 10.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(ii)    the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this

Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (B) any payment obtained by a Lender as consideration for the assignment of, or sale of, a participation in any of its Loans to any assignee or participant, other than to the Company or any of the Company’s Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
SECTION 3.7    Administrative Agent’s Clawback.
(a)    Funding by Lenders; Presumption by Administrative Agent. In connection with any borrowing hereunder, the Administrative Agent may assume that each Lender has made its respective share of such borrowing available on such date in accordance with Sections 2.2 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(b)    Payments by the Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
(c)    Nature of Obligations of Lenders. The obligations of the Lenders under this Agreement to make the Loans and to make payments under this Section, Section 3.11(e), Section 9.12, Section 10.3(c) or Section 10.7, as applicable, are several and are not joint or joint and several. The failure of any Lender to make available its Term Loan Percentage of any Loan requested by the Borrowers shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Term Loan Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Term Loan Percentage of such Loan available on the borrowing date.

SECTION 3.8    Changed Circumstances.
(a)    Circumstances Affecting Benchmark Availability. Subject to clause (c) below, in connection with any request for a SOFR Loan or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Term SOFR for the applicable Interest Period with respect to a proposed SOFR Loan on or prior to the first day of such Interest Period or (ii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period and, in the case of clause (ii), the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Company. Upon notice thereof by the Administrative Agent to the Company, any obligation of the Lenders to make SOFR Loans, and any right of the Borrowers to convert any Loan to or continue any Loan as a SOFR Loan, shall be suspended (to the extent of the affected SOFR Loans or the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Company may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Interest Periods) or, failing that, the Company will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.9.
(b)    Laws Affecting SOFR Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any SOFR Loan, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Company and the other Lenders (an “Illegality Notice”). Thereafter, until each affected Lender notifies the Administrative Agent and the Administrative Agent notifies the Company that the circumstances giving rise to such determination no longer exist, (i) any obligation of the Lenders to make SOFR Loans, and any right of the Borrowers to convert any Loan to a SOFR Loan or continue any Loan as a SOFR Loan, shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”. Upon receipt of an Illegality Notice, the Borrowers shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.9.

(c)    Benchmark Replacement Setting.
(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Company may amend this Agreement to replace the then current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Company so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.8(c)(i) will occur prior to the applicable Benchmark Transition Start Date.
(ii)    Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will notify the Borrowers and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrowers of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.8(c)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.8(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.8(c).
(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Benchmark Unavailability Period. Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Company may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (B) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
SECTION 3.9    Indemnity. Each Borrower hereby indemnifies each of the Lenders against any loss, cost or expense (including any loss, cost or expense arising from the liquidation or reemployment of funds or from any fees payable) which may arise, be attributable to or result due to or as a consequence of (a) any failure by any Borrower to make any payment when due of any amount due hereunder in connection with a SOFR Loan, (b) any failure of any Borrower to borrow or continue a SOFR Loan or convert to a SOFR Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (c) any failure of any Borrower to prepay any SOFR Loan on a date specified therefor in any Notice of Prepayment, (d) any payment, prepayment or conversion of any SOFR Loan on a date other than the last day of the Interest Period therefor (including as a result of an Event of Default) or (e) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto, in each case, as a result of a request by any Borrower pursuant to Section 3.12(b). A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Company through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error. All of the obligations of the Borrowers under this Section 3.9 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 3.10    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the FRB, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or other Recipient, the Borrowers shall promptly pay to any such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by such Lender to a level below that which such Lender such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender the Borrowers shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Company, shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrowers shall not be required to compensate any Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such other Recipient, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Survival. All of the obligations of the Loan Parties under this Section 3.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 3.11    Taxes.
(a)    Defined Terms. For purposes of this Section 3.11, the term “Applicable Law” includes FATCA.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.11) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any Loan Party to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.11, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing:
(A)    any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x)

a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.11 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.11 (including by the payment of additional amounts pursuant to this Section 3.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 3.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 3.12    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.10, or requires any Loan Party to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.11, then such Lender shall, at the request of the Company, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.10 or Section 3.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Loan Parties hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.10, or if any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.11, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Loan Parties may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.9), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.10 or Section 3.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)    the Company or the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.9;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 3.10 or payments required to be made pursuant to Section 3.11, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with Applicable Law; and
(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
Each party hereto agrees that (x) an assignment required pursuant to this Section 3.12 may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender or the Administrative Agent, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.
(c)    Selection of Lending Office. Subject to Section 3.12(a), each Lender may make any Loan to the Borrowers through any Lending Office, provided that the exercise of this option shall not affect the obligations of any Borrower to repay the Loan in accordance with the terms of this Agreement or otherwise alter the rights of the parties hereto.
SECTION 3.13    [Reserved].
SECTION 3.14    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.2.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made at a time when the conditions set forth in Article IV were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 3.14(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(b)    Defaulting Lender Cure. If the Company and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE IV

CONDITIONS OF CLOSING AND COLLATERAL SUBSTITUTION
SECTION 4.1    Conditions to Closing. The obligation of the Lenders to close this Agreement and to make the Term Loan is subject to the satisfaction of each of the following conditions:

(a)    Documentation. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, each of the following, duly executed and acknowledged where appropriate by all parties thereto:
(i)    This Agreement, a Note in favor of each Lender requesting a Note, the Environmental Indemnity Agreement, the Guaranties and a Mortgage with respect to each Financed Property in the Property Pool as of the Closing Date;
(ii)    a certificate from a Responsible Officer of the Company and each Borrower certifying that (A) all representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); (B) none of the Loan Parties is in violation of any of the covenants contained in this Agreement or any of the other Loan Documents; (C) no Default or Event of Default has occurred and is continuing on the Closing Date or will exist after giving effect to the Term Loan; (D) since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; and (E) the Revolving Credit Agreement is in effect on the Closing Date and that there have been no amendments, modifications or supplements to the Revolving Credit Agreement since October 20, 2023, other than that certain First Amendment to Fourth Amended and Restated Credit Agreement, dated as of April 9, 2025, and the Joinder Agreements (as defined in the Revolving Credit Agreement) to be executed and delivered on the date hereof;
(iii)    a certificate of a Responsible Officer of each Loan Party certifying as to the incumbency and genuineness of the signature of each officer or other agent of such Loan Party executing Loan Documents to which it is a party and certifying that attached thereto are true, correct and complete copies of (A) the Organization Documents of such Loan Party (which, in the case of the articles or certificate of incorporation or formation (or equivalent), shall be certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable), (B) resolutions duly adopted by the board of directors (or other governing body) of such Loan Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (C) such documents and certifications as of a recent date as the Administrative Agent may reasonably require to evidence that each Loan Party is validly existing, in good standing and qualified to engage in business in the jurisdiction of its incorporation, organization or formation (or equivalent), as applicable, and each other jurisdiction where it owns or leases any Financed Property;
(iv)    a certificate of a Responsible Officer of each Loan Party certifying that all consents (including pursuant to any Franchise Agreement or Framework Agreement), licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party have been acquired and are in full force and effect;
(v)    a statement in conformity with the requirements of Form U-1 under Regulation U of the FRB; and

(vi)    customary opinions of counsel (including, without limitation, local counsel) to the Loan Parties, addressed to the Administrative Agent and the Lenders, with respect to the Loan Parties, the Loan Documents and such other matters as the Administrative Agent shall reasonably request (which such opinions shall expressly permit reliance by permitted assigns of the Lenders unless otherwise approved by the Administrative Agent).
(b)    Collateral Matters. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:
(i)    Real Estate Support Documents with respect to each Financed Property as of the Closing Date;
(ii)    evidence that all actions that the Administrative Agent may reasonably deem necessary to create and perfect valid first priority Liens on the property described in each Mortgage have been taken, including delivery of each Mortgage to a title insurance company (or other applicable Person) for recordation; and
(iii)    evidence of the insurance required under the Loan Documents, evidence of payment of all insurance premiums for the current policy year of each policy (with appropriate endorsements naming the Administrative Agent as lender’s loss payee (and mortgagee, as applicable) on all policies for property hazard insurance and as additional insured on all policies for liability insurance), and if requested by the Administrative Agent, copies of such insurance policies.
(c)    Representations and Warranties. The representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects), on and as of the Closing Date.
(d)    No Existing Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to the Term Loan.
(e)    Financial Matters.
(i)    Financial Statements. The Administrative Agent shall have received (A) the Audited Financial Statements and (B) the unaudited consolidated financial statements for the Company and its Subsidiaries for the fiscal period ending on March 31, 2025.
(ii)    Payment at Closing. The Loan Parties shall have paid or made arrangements to pay contemporaneously with closing (A) to the Administrative Agent, the Arranger and the Lenders the fees set forth or referenced in Section 3.3 and any other accrued and unpaid fees or commissions due hereunder, (B) all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Loan Parties and the Administrative Agent) and (C) to any other Person (including any title company) such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents and the issuance of each title policy required hereby.
(f)    Miscellaneous.
(i)    Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.2.
(ii)    PATRIOT Act, Etc.
(A)    The Administrative Agent and the Lenders shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information requested by the Administrative Agent or any Lender or required by regulatory authorities in order for the Administrative Agent and the Lenders to comply with requirements of any Anti-Money Laundering Laws, including the PATRIOT Act and any applicable “know your customer” rules and regulations, in each case to the extent requested at least ten (10) Business Days prior to the Closing Date.
(B)    Each Borrower shall have delivered to the Administrative Agent, and directly to any Lender requesting the same, a Beneficial Ownership Certification in relation to it (or a certification that such Borrower qualifies for an express exclusion from the “legal entity customer” definition under the Beneficial Ownership Regulations), in each case at least five (5) Business Days prior to the Closing Date.
(iii)    Due Diligence. The Administrative Agent shall have completed, to its satisfaction, all legal, tax, environmental, business and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of each Loan Party and the Financed Properties in scope and determination satisfactory to the Administrative Agent in its sole discretion.
Without limiting the generality of the provisions of Section 9.3(c) and Section 9.4, for purposes of determining compliance with the conditions specified in this Section 4.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
SECTION 4.2    Conditions to Collateral Substitutions. The obligation of each Lender to effect any Collateral Substitution, is subject to the following conditions precedent:
(a)    On the date of any Collateral Substitution, (i) the representations and warranties of the Company and each other Loan Party contained in Article V or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or in all respects in the case of any representation and warranty qualified by materiality or Material Adverse Effect) on and as of the date of such Collateral Substitution, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.2, the representations and warranties contained in subsections (a) and (b) of Section 5.5 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.1, and (ii) no Default or Event of Default shall exist or would result from such proposed Collateral Substitution.
(b)    With respect to each Financed Property which is added to the Property Pool by a Collateral Substitution, the Administrative Agent shall have received each of the Real Estate Support Documents, each of which (in the case of clauses (b), (e) and (f) of the definition thereof and, if originals thereof are required by the Administrative Agent, any Real Estate Support Documents described in clauses (p) and (r) of such definition) shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each dated as of a recent date before the date of such Collateral Substitution, or, in the case of Real Estate Support Documents described in clauses (a), (c) and (h) of the definition thereof, such earlier date permitted by such definition) and each in form and substance reasonably satisfactory to the Administrative Agent and (in the case of the items described in clauses (a) and (j) of the definition of “Real Estate Support Documents”) subject to the approval of Lenders as set forth therein:
(c)    With respect to each Collateral Substitution, (i) the Administrative Agent shall have received (A) a certificate of a Responsible Officer of the Company in form and detail reasonably satisfactory to the Administrative Agent demonstrating that the Collateral Substitution Test shall have been met, and (B) if required by the Administrative Agent, a $7,500.00 collateral substitution fee, and (ii) the Administrative Agent shall have determined in its reasonable discretion that no Environmental Issue exists with respect to any Financed Property that is added to the Property Pool by such Collateral Substitution.
(d)    Each Applicable Borrower associated with such Financed Property must be a Borrower as of the date of the applicable Collateral Substitution.
(e)    Any fees required to be paid on or before the date of the applicable Collateral Substitution shall have been paid.
Each Collateral Substitution shall be deemed to be a representation and warranty that the conditions specified in Sections 4.2(a) and (b) have been satisfied on and as of the date of the applicable Collateral Substitution.
The Company and the Borrowers, jointly and severally, shall pay to the Administrative Agent any collateral substitution fees required by Section 4.2(c).
ARTICLE V

REPRESENTATIONS AND WARRANTIES
Each of the Company and each Borrower represents and warrants to the Administrative Agent and the Lenders that:
SECTION 5.1    Existence, Qualification and Power. Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Applicable Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Applicable Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.2    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Applicable Law; except, in the case of clause (b)(i) or (c), to the extent such contravention, conflict or violation would not reasonably be expected to have Material Adverse Effect.
SECTION 5.3    Governmental Authorization; Other Consents. No registration with, or consent or approval of, or other action by, any federal, state or other Governmental Authority is or will be required in connection with the execution, delivery and performance of this Agreement or any other Loan Document, the execution and delivery of the Notes or repayment of the Loans hereunder.
SECTION 5.4    Binding Effect. This Agreement and each of the Loan Documents have been duly executed and delivered by each Loan Party which is a party thereto and constitute legal, valid and binding obligations of each Loan Party thereto enforceable in accordance with their respective terms, subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar Applicable Laws affecting creditors’ rights generally and general principles of equity.
SECTION 5.5    Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
(b)    The unaudited consolidated balance sheets of the Company and its Subsidiaries dated March 31, 2025, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c)    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
SECTION 5.6    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any other Loan Party or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.6, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
SECTION 5.7    No Default. No Loan Party is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
SECTION 5.8    Ownership of Property; Liens. (a) Each of the Company and each other Loan Party has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, and (b) each of the Company and each other Loan Party owns all property necessary in the operation of its business, except in each case for such defects in title or such failure to own or lease property as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Company and each other Loan Party is subject to no Liens, other than Liens permitted by Section 7.2.
SECTION 5.9    Environmental Compliance. The Company and each other Loan Party has complied in all respects with all Environmental Laws except where the failure to comply could not be expected to have a Material Adverse Effect. Neither the Company nor any other Loan Party has received written notice of any failure so to comply except where the failure to comply could not be expected to have a Material Adverse Effect. Neither the Company nor any other Loan Party manages any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants in a manner that violates any regulations promulgated pursuant to Environmental Laws except for any such violation that could not be expected to have a Material Adverse Effect.
SECTION 5.10    Insurance. The properties of the Company and the other Loan Parties are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Loan Party operates.
SECTION 5.11    Taxes. The Company and the other Loan Parties have filed all U.S. federal, state and other material tax returns required to be filed, and have paid, or have made adequate provision for payment of, all U.S. federal and material state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any other Loan Party or any of the Financed Properties that would, if made, be reasonably expected to have a Material Adverse Effect.
SECTION 5.12    ERISA Compliance.
(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS or, in the case of a Pension Plan that is maintained pursuant to the adoption of a master or prototype or volume submitter document, the sponsor of such master or prototype or volume submitter document has obtained from the IRS a favorable opinion letter stating that the form of such master or prototype or volume submitter document is acceptable for the establishment of a tax-qualified plan under Section 401(a) of the Code. To the best knowledge of the Company, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)    There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)    No ERISA Event has occurred that would reasonably be expected to result in a material liability, and neither the Company nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event that would result in a material liability. Except to the extent the following would not reasonably be expected to have a Material Adverse Effect, (i) the Company and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Company nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iii) neither the Company nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
(d)    Neither the Company or any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than Pension Plans not otherwise prohibited by this Agreement.
(e)    Each Borrower represents and warrants as of the Closing Date that such Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments.
SECTION 5.13    Subsidiaries; Addresses; Equity Interests. As of the Closing Date, Schedule 5.13 sets forth, with respect to each Person that is a Loan Party as of the Closing Date: (i) the anticipated place of business as of such date, (ii) name, (iii) type of organization and (iv) jurisdiction of organization and each such Person is or will be formed or incorporated only in the state shown for it on Schedule 5.13 hereto. Without limitation of the requirements in the Loan Documents to maintain security interests and priorities thereof, each of the Company and each Borrower shall, and shall cause each other Loan Party to, promptly (but in any event within ten (10) Business Days) report to the Administrative Agent any change in any such Person’s name, type of organization, jurisdiction of organization or federal employers identification number.
SECTION 5.14    Margin Regulations; Investment Company Act.
(a)    Neither the Company nor any Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB) or extending credit for the purpose of purchasing or carrying margin stock.
(b)    None of the Company, any Person Controlling the Company, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act.
SECTION 5.15    Disclosure.
(a)    Neither this Agreement, the other Loan Documents, nor any other document delivered by or with the knowledge and consent of the Company on behalf of the Company or any other Loan Party in connection with the transactions contemplated hereby and the negotiation of this Agreement or in connection with any Loan Document or included therein contained or contains when furnished any material misstatement of fact or omitted or omits to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared, it being understood that projections by their nature are uncertain and no assurance is given that the results reflected in such projections will be achieved.
(b)    As of the Closing Date and any date that any Beneficial Ownership Certification is delivered to the Administrative Agent pursuant to Section 6.19, if applicable, the information included in such Beneficial Ownership Certification delivered to the Administrative Agent is true and correct in all respects.
SECTION 5.16    Compliance with Laws. Each of the Company and each other Loan Party is in compliance in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.17    Intellectual Property; Licenses, Etc. The Company and the other Loan Parties own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent such conflict would not reasonably be expected to result in a Material Adverse Effect. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any other Loan Party infringes upon any rights held by any other Person in a manner that would reasonably be expected to result in a Material Adverse Effect.
SECTION 5.18    Books and Records. Each of the Company and each other Loan Party maintains proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied have been made of all financial transactions and matters involving the assets and business of the Company or such other Loan Party, as the case may be.
SECTION 5.19    Franchise Agreements and Framework Agreements. Each of the Franchise Agreements and Framework Agreements is currently in full force and effect, and as of the Closing Date no Loan Party has received any notice of termination with respect to any such agreements; and no Loan Party is aware of any event which with notice, lapse of time, or both would allow any manufacturer which is a party to any of the Franchise Agreements or Framework Agreements to terminate any such agreements. There exists no present condition or state of facts or circumstances in regard to said Franchise Agreements or Framework Agreements, in the aggregate, which would reasonably be expected to have a Material Adverse Effect.
SECTION 5.20    Engaged in Business of Vehicle Sales and Related Businesses. Neither the Company nor any Borrower is engaged in any business other than (a) in the case of each Borrower, the business of owning and operating the applicable Financed Property and business ancillary thereto; (b) in the case of the Company and each Borrower which is a dealership, the business of (i) selling Vehicles and business activities that are reasonably related or incidental thereto, including, without limitation, the offering and/or selling of parts and service, including vehicle repair and maintenance services, replacement parts, and collision repair services, and finance and insurance products, including arranging vehicle financing through third parties and aftermarket products, such as extended service contracts, guaranteed asset protection insurance, prepaid maintenance, and credit life and disability insurance and (ii) acquiring, owning, operating and, in some cases, selling dealerships engaged in such businesses (provided that no such insurance products described in clause (b)(i) shall require the Company or any other Loan Party to assume the risk of loss in respect of such policies); and (c) de minimis lawful operations not interfering with the businesses described in clauses (a) and (b) above or the Administrative Agent’s or the Lenders’ rights with respect to the Financed Properties provided pursuant to the Loan Documents.
SECTION 5.21    Collateral. The provisions of each of the Security Instruments are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable perfected security interest in all right, title and interest of each applicable Loan Party in the Collateral described therein, except as otherwise permitted hereunder.
SECTION 5.22    Solvency. Both immediately before and after giving effect to the Loans hereunder, the Company individually is Solvent, and the Loan Parties taken as a whole are Solvent.
SECTION 5.23    Labor Matters. As of the Closing Date, to the Company’s and the other Loan Parties’ knowledge, there are no material labor disputes to which the Company or any of the other Loan Parties are or are reasonably expected to become a party, including, without limitation, any strikes, lockouts or other disputes relating to such Persons’ plants and other facilities.
SECTION 5.24    Taxpayer Identification Number. The Company’s and, to the extent applicable and previously requested by the Administrative Agent, each other Loan Party’s true and correct U.S. taxpayer identification number was previously provided to the Administrative Agent.
SECTION 5.25    OFAC. No Loan Party, nor any of their respective Subsidiaries, nor, to the knowledge of any Loan Party and their respective Subsidiaries (in each case other than the Specified Insurance Subsidiaries), any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions or included on OFAC’s List of Specially

Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority, nor is any Loan Party or any Subsidiary located, organized or resident in a Designated Jurisdiction.
SECTION 5.26    Anti-Corruption Laws; Outbound Investment Rules. The Company and its Subsidiaries (other than the Specified Insurance Subsidiaries) have conducted their businesses in material compliance with the United States Foreign Corrupt Practices Act of 1977 and other similar anti-corruption legislation in other jurisdictions that are applicable to the Company or its Subsidiaries (other than the Specified Insurance Subsidiaries) (including, if applicable, the UK Bribery Act 2010), and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws. Neither the Company nor any of its Subsidiaries (i) is a “covered foreign person” as that term is used in the Outbound Investment Rules or (ii) currently engages, or has any present intention to engage in the future, directly or indirectly, in (A) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (B) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Company were a United States Person or (C) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
SECTION 5.27    Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
SECTION 5.28    Covered Entities. No Loan Party is a Covered Entity.
SECTION 5.29    Borrower ERISA Status. On and as of the Closing Date, each Borrower and each of its Subsidiaries is not and will not be (a) an employee benefit plan subject to Title I of ERISA, (b) a plan or account subject to Section 4975 of the Code; (c) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (d) a “governmental plan” within the meaning of ERISA.
SECTION 5.30    Financed Properties.
(a)    Identification of Financed Properties. Schedule 1.1(b) sets forth all of the Financed Properties as of the Closing Date, showing as of the Closing Date the street address, county or other relevant jurisdiction, state and record owner thereof and the identity of all tenants of such Financed Properties.
(b)    Leases. Schedule 5.30(b) is a complete and correct listing of all Leases in effect as of the Closing Date. Each Material Lease is in full force and effect without amendment or modification from the form or copy delivered to the Administrative Agent except for amendments permitted hereunder; no default by any party exists under any such Lease that could reasonably be expected to result in termination of such Material Lease, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute such a default under any such Material Lease.
(c)    Validity of Liens. Each Mortgage when properly recorded in the appropriate real estate records office, together with any UCC financing statements required to be filed in connection therewith, will create (i) a valid, perfected first priority Lien on the applicable Borrower’s interest in the real property described therein and (ii) a valid and perfected first priority security interest in and to, and perfected collateral assignments of, the applicable Borrower’s interest in the personal property (including rents and leases) described therein, to the extent the same can be perfected by the filing of a Mortgage or financing statement, all in accordance with the terms thereof, in each case subject only to Mortgage Permitted Liens.
(d)    Casualty, Condemnation, Etc. Neither any of the Financed Properties nor any of the businesses conducted thereon are affected in any material respect by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, pandemic, closure or suspension of material operations required by any Governmental Authority, act of God or of the public enemy or other Casualty (whether or not covered by insurance). No Condemnation or other proceeding has been commenced or, to any Loan Party’s knowledge, is contemplated with respect to any portion of any of the Financed Properties or for the relocation of roadways providing access to any of the Financed Properties.
(e)    Hazardous Substances, Etc. Except as disclosed in any Phase I, Phase II or other environmental assessments provided to, and accepted by, the Administrative Agent with respect to any such Financed Property prior to the date on which such Financed Property became subject to a Mortgage, none of the Financed Properties now contain, and to the knowledge of each Loan Party have not previously contained, any Hazardous Materials in amounts or concentrations which constitute or constituted a violation of applicable Environmental Laws. Each of the Financed Properties and all operations conducted in connection therewith are in compliance, and have been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about any of the Financed Properties or such operations which would be reasonably expected to interfere with the continued operation of any of the Financed Properties or impair in any material respect the fair saleable value thereof. No Loan Party has received any notice of material violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials or compliance with Environmental Laws with respect to, or relating to, any of the Financed Properties, nor does any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened. During the period of ownership of the Financed Properties by the Company or any of its Subsidiaries, Hazardous Materials have not been, and to the knowledge of the Company and each of its Subsidiaries at all other times Hazardous Materials have not been, transported or disposed of to or from any of the Financed Properties in violation of, or in a manner or to a location which would be reasonably expected to give rise to material liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Financed Properties in violation of, or in a manner that would reasonably be expected to give rise to material liability under, any applicable Environmental Laws. No material judicial proceedings or governmental or administrative action is pending, or, to the knowledge of any Loan Party, threatened, under any Environmental Law with respect to any of the Financed Properties, nor are there any material consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any applicable Environmental Law with respect to any of the Financed Properties or operations conducted in connection therewith. There has been no release, or to any Loan Party’s knowledge, threat of release, of any Hazardous Materials at or from any of the Financed Properties, now or in the past, in violation of or in amounts or in a manner that would reasonably be expected to give rise to material liability under applicable Environmental Laws.
(f)    Title Matters. To each Loan Party’s knowledge, all transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by such Loan Party or any other Person under Applicable Law in connection with the transfer of any Financed Property to such Loan Party have been paid. All mortgage, recording, stamp, intangible or other similar taxes required to be paid by any Loan Party or any other Person under applicable legal requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents have been paid (or will be paid substantially concurrently with the closing on the Closing Date pursuant to arrangements satisfactory to the Administrative Agent). To the Company’s and each Borrower’s knowledge, as of the Effective Date there are no claims for payment for work, labor or materials affecting any of the Financed Properties which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents. Except as described in the applicable title insurance policy delivered in connection herewith, there are no outstanding options to purchase or rights of first refusal affecting any Financed Property, or any portion thereof. To the Borrowers’ knowledge, the surveys for each of the Financed Properties delivered to the Administrative Agent do not fail to reflect any material matter affecting such Financed Properties or the title thereto. To the Company’s and each Borrower’s knowledge, all of the improvements which were included in determining the Adjusted FIRREA Appraisal Value of each Financed Property lie wholly within the boundaries and building restriction lines thereof, and no improvements on adjoining properties encroach upon any Financed Property, and no easements or other encumbrances upon any Financed Property encroach upon any of the improvements, so as to adversely affect in any material respect the value or marketability of any Financed Property except those which are insured against by title insurance. To the Company’s and each Borrower’s knowledge, no Financed Property is subject to any easement or other encumbrances that adversely affects the value, operation or use of any such Financed Property in any material respect.
(g)    Zoning, Etc. No Loan Party has received notice from a Governmental Authority that the use of any Financed Property is in violation with applicable zoning, building, fire or insurance requirements (taking into account applicable waivers, variances, use permits and similar rights and agreements in effect with respect to such parcel) which violation has had or could reasonably be expected to have an adverse effect in respect of the value or marketability of any Financed Property in a material respect, where such violation has not been corrected.
(h)    Access, Utilities, Etc. To each of the Company’s and each Borrower’s knowledge, each Financed Property has adequate rights of access to public ways and is served by all private and public utilities, including without limitation water, sewer, sanitary sewer and storm drainage facilities, adequate for the current and intended uses thereof, in each case, either in the public right of way abutting such Financed Properties or in recorded easements serving such Financed Properties.
(i)    Tax Parcel. Each Financed Property is comprised of one or more parcels each of which constitutes a separate tax lot and does not constitute a portion of any other tax lot not a part of such Financed Property.
(j)    Condition. Except as described on Schedule 5.30(j) or except to the extent the applicable Borrower is diligently making repairs in the ordinary course and the aggregate cost of all such repairs at any individual Financed Property will not exceed $500,000, each of the Financed Properties, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, underground storage tanks, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects, ordinary wear and tear excepted; to each of the Company’s and each Borrower’s knowledge, there are no structural or other material defects or damages in any of the Financed Properties, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon in connection with any policy of insurance or bond. No Loan Party has received notice from any insurance company or bonding company of any defects or inadequacies in any Financed Property, or any part thereof, which would materially and adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
ARTICLE VI

AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than Obligations consisting of continuing indemnities and other contingent Obligations that, in each case, expressly survive termination of this Agreement and for which no claim has been made against any Loan Party) shall remain unpaid or unsatisfied, the Company shall, and shall (except in the case of the covenants set forth in Sections 6.1, 6.2, and 6.3) cause each other Loan Party to:
SECTION 6.1    Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders (provided that any item in clause (a) or (b) below which is filed with the SEC in accordance with SEC requirements shall be deemed to be satisfactory):
(a)    as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company (or if earlier, fifteen (15) days after the date required to be filed with the SEC):
(i)    an audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, setting forth in comparative form the figures for the previous fiscal year, in reasonable detail and prepared in accordance with GAAP;
(ii)    if requested by the Administrative Agent, a consolidating balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, with New Vehicle and Used Vehicle inventories designated, as well as associated lien payoffs, in each case prior to intercompany eliminations (and, upon request of the Administrative Agent, setting forth in comparative form the figures for the previous fiscal year), all in reasonable detail and prepared in accordance with GAAP, and accompanied by a combined balance sheet of the Subsidiaries that operate Ford or Lincoln dealerships as at the end of such fiscal year (and upon request of the Administrative Agent, setting forth in comparative form the figures for the previous fiscal year);
(iii)    the related audited consolidated statement of income or operations for such fiscal year setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP;
(iv)    if requested by the Administrative Agent, the related consolidating statements of income or operations for such fiscal year (and, upon request of the Administrative Agent, setting forth in comparative form the figures for the previous fiscal year), all in reasonable detail and prepared in accordance with GAAP, and accompanied by combined statements of income and operations of the Subsidiaries that operate Ford or Lincoln dealerships for such fiscal year (and upon request of the Administrative Agent, setting forth in comparative form the figures for the previous fiscal year); and
(v)    the related audited consolidated statements of stockholders’ equity and cash flows for such fiscal year setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP;

such consolidated financial statements to be audited and accompanied by (x) a report and opinion of Ernst & Young LLP or any other Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with audit standards of the Public Company Accounting Oversight Board and applicable securities laws and shall not be subject to any “going concern” or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from the Maturity Date under this Agreement occurring within one year from the time such opinion is delivered) or any qualification or exception as to the scope of such audit;
(b)    as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending September 30, 2025) of the Company (or if earlier, five (5) days after the date required to be filed with the SEC):
(i)    an unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year, in reasonable detail and prepared in accordance with GAAP;
(ii)    if requested by the Administrative Agent, a consolidating balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, with New Vehicle and Used Vehicle inventories designated, as well as associated lien payoffs, in each case prior to intercompany eliminations (and, upon the request of the Administrative Agent, setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year), all in reasonable detail and prepared in accordance with GAAP, and accompanied by a combined balance sheet of the Subsidiaries that operate Ford or Lincoln dealerships as at the end of such fiscal quarter (and upon request of the Administrative Agent, setting forth in comparative form the figures for the previous fiscal quarter);
(iii)    the related unaudited consolidated statement of income or operations for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP;
(iv)    if requested by the Administrative Agent, the related consolidating statements of income or operations for the portion of the Company’s fiscal year then ended (and, upon the request of the Administrative Agent, setting forth in comparative form the figures for the corresponding portion of the previous fiscal year), all in reasonable detail and prepared in accordance with GAAP, and accompanied by combined statements of income and operations of the Subsidiaries that operate Ford or Lincoln dealerships for such portion of the fiscal year then ended (and upon request of the Administrative Agent, setting forth in comparative form the figures for the corresponding portion of the previous fiscal year); and
(v)    the related unaudited consolidated statements of stockholders’ equity and cash flows for such fiscal quarter (and the portion of the Company’s fiscal year then ended) setting forth in comparative form the figures for the corresponding fiscal quarter (and portion) of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP;
such consolidated and consolidating financial statements described in this Section 6.1(b) to be unaudited and certified by a Responsible Officer of the Company as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and
(c)    if requested by the Administrative Agent, as soon as available, but in any event within twenty (20) days after the end of each fiscal quarter (including the fourth quarter of each fiscal year) of the Company quarterly factory form financial statements for each Vehicle Borrower.
As to any information contained in materials furnished pursuant to Section 6.2(c), the Company shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
SECTION 6.2    Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent:
(a)    Concurrently with:
(i)    the delivery of the financial statements referred to in Section 6.1(a) and (b), (A) a duly completed Compliance Certificate signed by a Responsible Officer of the Company, including the calculation of the financial covenants set forth in Section 7.11(a) and (b), along with calculations of Restricted Payment availability and usage and the Consolidated Total Leverage Ratio in form and substance reasonably acceptable to the Administrative Agent, and (B) a schedule (which such schedule may be included in the Compliance Certificate delivered with respect to such period) describing the entry of any final, non-appealable judgment or decree against the Company and/or any other Loan Party if the aggregate amount of such judgment or decree exceeds $15,000,000 (after deducting the amount with respect to which the Company or such other Loan Party is insured and with respect to which the insurer has assumed the defense in writing and has not contested or denied its responsibility for such amount);
(ii)    the delivery of the financial statements referred to in Section 6.1(a), financial projections for the 12 months succeeding the date of such financial statements, such projections to be prepared by management of the Company, in form reasonably satisfactory to the Administrative Agent; and
(iii)    any event described herein requiring Pro Forma Compliance, to the extent otherwise required under Section 7.4, 7.16 or 7.19, a duly completed Pro Forma Compliance Certificate (including the calculation of the financial covenants set forth in Section 7.11(a) and (b)) signed by a Responsible Officer of the Company.
In addition to other reporting requirements under this Agreement, if calculation of any financial ratio gives pro forma effect to any Material Disposition or Material Acquisition occurring during the relevant period or after the relevant period and on or prior to the date of determination, as described above and if (Y) the aggregate adjustment to Consolidated EBITDAR (as a result of all Material Dispositions and Material Acquisitions) either increases or decreases Consolidated EBITDAR for such period by at least 10% or (Z) the Administrative Agent requests such additional reporting, then (in the case of either clause (Y) or (Z)), the Company will provide additional financial reporting and compliance reporting segregating actual financial line items from pro forma line items for such period in a manner reasonably acceptable to the Administrative Agent.

(b)    in the event of any Acquisition, the certificates and information required by Section 7.19;
(c)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(d)    promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each material notice or other material correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;
(e)    [reserved];
(f)    promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and Anti-Money Laundering Laws, including the PATRIOT Act and the Beneficial Ownership Regulation; and
(g)    promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.1(a), (b) or (c) or Section 6.2(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address: www.asburyauto.com; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that, the Company shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company or any Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Each of the Company and the Borrowers hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Company or the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each of the Company and the Borrowers hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Company and the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger, and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.
SECTION 6.3    Notices. Promptly following any Responsible Officer of the Company having notice or knowledge thereof, notify the Administrative Agent:
(a)    of the occurrence of any Default;
(b)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary that has resulted or could reasonably be expected to result in a Material Adverse Effect; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority which dispute, litigation, investigation, proceeding or suspension arising under this clause (ii) has resulted or could reasonably be expected to result in a Material Adverse Effect; (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws, where the result of such event arising under this clause (iii) has resulted or could reasonably be expected to result in a Material Adverse Effect; or (iv) any report, study, inspection or test that indicates the presence of any Hazardous Materials on or about any Financed Property or any adverse condition relating to any Financed Property, any buildings or any such materials which presence or adverse condition could reasonably be expected to have a Material Adverse Effect;
(c)    of the occurrence of any ERISA Event;
(d)    of any material change in accounting policies or financial reporting practices by the Company or other Loan Party;
(e)    of the incurrence by the Company or any other Loan Party of any Indebtedness (other than the Obligations) having a principal amount in excess of $50,000,000;
(f)    of any sale of Equity Interests of any Loan Party (other than the Company) to any Person that is not a Loan Party;
(g)    of any Disposition by the Company or any other Loan Party of any dealership, Franchise Agreement or Framework Agreement to the extent required by Section 7.4;
(h)    of (i) any Franchise Agreement entered into after the Closing Date (and a copy of such Franchise Agreement) by any Loan Party which deviates in any material respect from the Franchise Agreements for the applicable vehicle manufacturer or distributor entered into on or prior to the Closing Date, (ii) any Framework Agreement (and a copy of such Framework Agreement) entered into by any Loan Party after the Closing Date (including the subject matter and term of such Framework Agreement), (iii) any material amendment or other modification (and a copy of such amendment or modification) of any Framework Agreement to which any Loan Party is a party, and (iv) any material adverse change in the relationship between the Company or any other Loan Party and any vehicle manufacturer or distributor, including the written threat of loss of a new vehicle franchise or the written threat of termination of a Franchise Agreement or Framework Agreement; provided, that the obligations under this clause (h) shall be subject in all respects to any confidentiality or similar restriction binding upon the Company or any other Loan Party;
(i)    of any sale of, Disposition of, or Insurance and Condemnation Event in respect of, in each case, all or any portion of any Financed Property;
(j)    of the occurrence of any Disposition by the Company or any other Loan Party to the extent required pursuant to Section 7.4;
(k)    of (i) any Material Lease (and deliver to the Administrative Agent a copy of such Lease) entered into after the Closing Date with respect to any Financed Property, (ii) any amendment or other modification (and deliver to the Administrative Agent a copy of such amendment or modification) of any Material Lease with respect to any Financed Property, (iii) the termination or expiration of any Material Lease with respect to any Financed Property and (iv) any material adverse change in the relationship between the applicable Borrower and any lessee under any Material Lease with respect to any Financed Property; and
(l)    of any redesignation of any Financed Property’s status as a Flood Hazard Property.
Each notice pursuant to this Section 6.3 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and, if applicable, stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
SECTION 6.4    Payment of Obligations. Pay and discharge and cause each of the other Loan Parties to pay and discharge, when due, (i) all U.S. federal and material state income or property taxes, and all other material taxes, assessments and governmental charges or levies imposed upon the Company or such other Loan Party, as the case may be, and (ii) all lawful claims for labor, materials and supplies to the extent the failure to pay or discharge such claims for labor, materials and supplies would reasonably be expected to have a Material Adverse Effect, unless and only to the extent, in the case of each of clauses (i) and (ii) above, that the Company or such other Loan Party, as the case may be, is contesting such taxes, assessments and governmental charges, levies or claims in good faith and by appropriate proceedings and the Company or such other Loan Party has set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP.
SECTION 6.5    Preservation of Existence, Etc.; Maintenance of Vehicle Title Documentation. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Applicable Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.3 or 7.4; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect; and (d) if applicable, preserve and maintain, in accordance with its standard policies and procedures, all manufacturer statements of origin, certificates of origin, certificates of title or ownership and other customary vehicle title documentation (collectively, the “Vehicle Title Documentation”) necessary or desirable in the normal conduct of its business and maintain records evidencing which Vehicles are being used as Demonstrators and Rental Vehicles.
SECTION 6.6    Maintenance of Properties. (a) Maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.
SECTION 6.7    Maintenance of Insurance.
(a)    Maintain with financially sound and reputable insurance companies (including any Captive Insurance Company, in accordance with the terms and conditions of this Agreement), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and such endorsements as are reasonably acceptable to the Administrative Agent. The Company and the other Loan Parties will, and will cause each Captive Insurance Company to, preserve and maintain: (i) the licensing and certification of each Captive Insurance Company pursuant to all applicable insurance laws and regulations; (ii) all certifications and authorizations necessary to ensure that each Captive Insurance Company is eligible for all reimbursements available under all applicable insurance laws and regulations; and (iii) all material licenses, permits, authorizations and qualifications required under all applicable insurance laws and regulations in connection with the existence and operation of each Captive Insurance Company. If requested by the Administrative Agent, Borrowers will provide to the Administrative Agent such audited statements of each Captive Insurance Company as requested by the Administrative Agent as of the end of each fiscal year within the sooner to occur of: (i) five days following filing with the applicable regulatory agencies; or (ii) 180 days following the end of such fiscal year. Each Captive Insurance Company shall conduct its insurance business in material compliance with all applicable laws and using sound actuarial principles. The insurance premiums and other expenses charged by any Captive Insurance Company to the Company and its Subsidiaries shall be reasonable and customary and in accordance with all applicable insurance laws and regulations. If requested by the Administrative Agent, the Company will provide the Administrative Agent copies of any outside actuarial reports prepared with respect to any projection, valuation or appraisal of any Captive Insurance Company promptly.
(b)    In addition to the insurance referred to above, with respect to each Mortgaged Property, each Borrower will maintain the following policies:
(i)    Prior to construction of any improvements on any Mortgaged Property, an “all-risk”, completed value, non-reporting builder’s risk insurance policy or policies that provide coverage similar to the foregoing must be submitted to the Administrative Agent, unless such construction is covered by a policy already provided to the Administrative Agent. This policy must be from a company and in an amount satisfactory to the Administrative Agent, must have a vandalism and malicious mischief endorsement and must be sufficient to avoid the application of any co-insurance provisions, must include provisions for a minimum 30-day advance written notice of any intended policy cancellation or non-renewal, and must designate the Administrative Agent as mortgagee and loss payee in a standard mortgagee endorsement with the following address:

Wells Fargo Bank, National Association
MAC D1118-02D
PO Box 563925
Charlotte, NC 28256
Attention: Commercial Auto

(ii)    Each Borrower covenants to maintain or cause to be maintained, by such Borrower and, during the construction of any improvements on any Mortgaged Property, the general contractor, general accident and public liability insurance against all claims for bodily injury, death or property damage occurring upon, in or about any part of such Mortgaged Property. The policies must be from companies and in amounts satisfactory to the Administrative Agent. The contractor’s policy must include worker’s compensation coverage in an amount sufficient to satisfy statutory requirements;
(iii)    An “all-risk” property insurance policy must be in effect, and an original certificate from the issuing insurance company evidencing that the policy is in full force and effect must be submitted to the Administrative Agent; provided that such insurance shall include coverage for earthquakes and against wind damage on such terms as the Administrative Agent may reasonably require. The policy must be from a company satisfactory to the Administrative Agent, must be in an amount satisfactory to the Administrative Agent, must eliminate all co-insurance provisions, must include a Replacement Cost and Agreed Amount/Stipulated Value Endorsement (or policy provisions providing similar coverage), must include provisions for a minimum 30-day advance written notice to the Administrative agent or any intended policy cancellation or non-renewal, must eliminate and must designate the Lender as mortgagee and loss payee in a standard mortgagee endorsement, as its interest may appear;
(iv)    If, and to the extent that, any Mortgaged Property is or becomes a Flood Hazard Property, the Company shall carry flood insurance with respect to such Mortgaged Property in an amount not less than the maximum amount available under the Flood Disaster Protection Act of 1973 and the regulations issued pursuant thereto, as amended from time to time, in form complying with the “insurance purchase” requirement of that act and otherwise satisfy the Flood Requirements;
(v)    Each such liability insurance policy shall name the Administrative Agent and the Lenders as additional insured parties with respect to such Mortgaged Property, and each such casualty insurance policy shall name the Administrative Agent as a lender’s loss payee, and shall provide by way of endorsements, riders or otherwise that (i) proceeds will be payable to the Administrative Agent as its interest may appear; (ii) such insurance policy shall be renewed, if renewal is available, and shall not be canceled and further, shall not be endorsed, altered or reissued to effect a change in coverage in any manner materially adverse to the Administrative Agent or the Lenders, for any reason and to any extent whatsoever unless such insurer shall have first given the Administrative Agent thirty (30) days’ prior written notice thereof; (iii) such insurance policy shall not be impaired by any act or neglect of any Borrower or any use of such Mortgaged Property for purposes more hazardous than are permitted by such policy; and (iv) the Administrative Agent may, but shall not be obliged to, make premium payments to prevent any nonrenewal, cancellation, endorsement, alteration or reissuance and such payments shall be accepted by the insurer to prevent same;

(vi)    The Administrative Agent shall be furnished with the original of each such initial policy (or a binder for the issuance of such policy) or a certificate with a duplicate of such original policy (or binder) coincident with the execution of the Mortgage related to such Mortgaged Property and satisfactory evidence of renewal thereof upon expiration of the initial or each preceding renewal policy (provided that the coverage required hereunder remains in effect at all times), together with receipts or other evidence that the premiums thereon have been paid within thirty (30) days following the billing for such renewal, with the original of each renewal policy or a certificate with a duplicate of such renewal policy to follow as soon as available or, in any such case, an appropriate broker’s certificate in respect thereto. Upon request by the Administrative Agent, each Borrower shall furnish to the Administrative Agent a statement certified by such Borrower or a duly authorized officer of such Borrower of the amounts of insurance maintained in compliance with this Section 6.7, a general description of the risks covered by such insurance and of the insurance company or companies which carry such insurance. In addition, each Borrower will promptly comply with any and all requirements of any insurer of any portion of any Mortgaged Property and any and all rules and regulations of any insurance commission or board of fire underwriters having jurisdiction over such Mortgaged Property; and same extent as provided herein with respect to any insurance required to be carried by such Borrower; and
(vii)    Without limiting any of the other provisions of this Section 6.7, all losses under, and the proceeds payable under, any policies of insurance that any Borrower may elect to obtain, whether or not required hereunder, which insure, cover or relate to any Mortgaged Property, or any portion thereof, shall be applied in the same manner and to the same extent as provided herein with respect to any insurance required to be carried by such Borrower.
(c)    Unless the Company or a Borrower provides the Administrative Agent with evidence of the insurance coverage as required by this Agreement or any other Loan Document, the Administrative Agent (at its discretion) may purchase insurance at the Company’s and the Borrowers’ expense to protect the Administrative Agent’s and the Lenders’ respective interests. This insurance may, but need not, also protect the Company’s and the Borrowers’ interest. If the Collateral becomes damaged, the coverage the Administrative Agent purchases may not pay any claim the Company, any Borrower or any of their Subsidiaries makes or any claim made against the Company, any Borrower or any of their Subsidiaries. The Company or a Borrower, as applicable, may later cancel this coverage by providing evidence that the Company or such Borrower, as applicable, has obtained property coverage elsewhere.
(d)    The Company and the Borrowers (jointly and severally) are responsible for the cost of any insurance purchased by the Administrative Agent. The cost of this insurance may be added to the Obligations. If the cost is added to the Obligations, the interest rate provided in Section 3.1(b) shall apply to such added amount. The effective date of coverage may be the date the Company’s or the applicable Borrower’s prior coverage lapsed or the date the Company or the applicable Borrower failed to provide proof of coverage.
(e)    Each of the Company and each Borrower acknowledges that the coverage the Administrative Agent purchases may be considerably more expensive than insurance the Company or such Borrower can obtain on its own and may not satisfy any need for property damage coverage or any mandatory liability insurance requirements imposed by Applicable Law.
SECTION 6.8    Compliance with Laws and Material Contractual Obligations. Comply in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees and all Contractual Obligations applicable to it or to its business or property, except in such instances in which (a) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply with such requirement of Applicable Law, order, writ, injunction, decree or contractual obligation could not reasonably be expected to have a Material Adverse Effect.
SECTION 6.9    Books and Records. Maintain proper books of record and account, in which full, true and correct in all material respects entries in conformity with GAAP consistently applied shall be made of all material financial transactions and material matters involving the assets and business of the Company or such other Loan Party, as the case may be, including, if applicable, books and records specifying the year, make, model, cost, price, location and vehicle identification number of each Vehicle owned by the Company or such other Loan Party.
SECTION 6.10    Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, that (a) without limiting amounts that may be owed under the Fee Letter or the Revolving Credit Agreement, while no Event of Default exists the Borrowers shall be responsible for expenses associated with only one such visit or inspection by the Administrative Agent and its contractors per calendar year, and (b) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at any time or times (all at the expense of the Borrowers) during normal business hours and without advance notice.
SECTION 6.11    Use of Proceeds. Use the proceeds of the Loans (a) to finance ongoing working capital requirements and other general corporate purposes (including, without limitation, financing Acquisitions permitted hereunder) and (b) to pay fees and expenses in connection with this Agreement and the credit facility provided hereunder. No Loans shall be used for any purpose which would be in contravention of any requirement of Applicable Law.
SECTION 6.12    [Reserved]
SECTION 6.13    [Reserved]
SECTION 6.14    Additional Subsidiaries. (a) As soon as practicable (but in any event within ten (10) days or such longer period as the Administrative Agent may agree in its sole discretion) after the acquisition or creation of any Subsidiary which owns or operates a Dealership location on, or is or becomes a lessee of all or any portion of, any Financed Property or any existing Subsidiary acquires or commences to own or operate a Dealership location on, or becomes a lessee of all or any portion of, any Financed Property or (b) not later than the consummation of any Collateral Substitution, in the event any Subsidiary which owns real property proposed to be a Financed Property in connection with such Collateral Substitution is not an existing Borrower (or any Subsidiary which owns or operates a Dealership on, or leases all or any portion of such property, is not an existing Borrower or existing Subsidiary Guarantor, as the case may be), cause to be delivered to the Administrative Agent (in addition to any other documents required to be delivered under this Agreement or otherwise) each of the following:

(i)    a Joinder Agreement duly executed by such Subsidiary with all schedules and information thereto appropriately completed with respect to such Subsidiary becoming a “Borrower” or a “Subsidiary Guarantor”, as applicable, and, if such Subsidiary is becoming a “Borrower”, a Note duly executed by such Subsidiary in favor of any Lender requesting the same;
(ii)    with respect to any such Subsidiary that becomes a Borrower, UCC financing statements naming such Subsidiary as “Debtor” and naming the Administrative Agent as “Secured Party,” in form, substance and number sufficient in the reasonable opinion of the Administrative Agent and its counsel to be filed in all UCC filing offices in which filing is necessary or advisable to perfect in favor of the Administrative Agent the Liens on the Collateral conferred under such Joinder Agreement and other Security Instruments to the extent such Lien may be perfected by UCC filings;
(iii)    an opinion or opinions of counsel to such Subsidiary dated as of the date of delivery of such Joinder Agreements (and other Loan Documents) provided for in this Section 6.14 and addressed to the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent;
(iv)    the documents described in Sections 4.1(a)(iii) and (iv) and 4.1(f)(ii) with respect to such Subsidiary; and
(v)    within 3 Business Days of demand therefor by the Administrative Agent, evidence satisfactory to the Administrative Agent that all taxes, filing fees, recording fees related to the perfection of the Liens securing the Secured Obligations have been paid and all reasonable costs and expenses of the Administrative Agent in connection therewith have been paid.
SECTION 6.15    Further Assurances. Execute, acknowledge, deliver, and record or file such further instruments, including, without limitation, further Real Estate Support Documents, security agreements, financing statements, and continuation statements, and do such further acts as may be reasonably necessary, desirable, or proper to carry out more effectively the purposes of this Agreement, and to protect the Liens granted in this Agreement or the Loan Documents to which any Loan Party is a party and against the rights or interests of third Persons, and the Company and the Borrowers (jointly and severally) will pay all reasonable costs connected with any of the foregoing. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, including Section 6.14, no Mortgage shall be executed and delivered to the Administrative Agent, and no Loan Party shall be required to execute or deliver any Mortgage, unless and until the Administrative Agent has received and approved a life of loan flood zone determination with respect to the applicable Financed Property and either (a) such Financed Property is not a Flood Hazard Property or (b) if such Financed Property is a Flood Hazard Property, (i) the Flood Requirements have been satisfied and (ii) each of the following documents has been posted for the Lenders on the Platform or otherwise distributed to the Lenders at least 30 days prior to the execution and delivery of a Mortgage for such Financed Property (or such shorter period as the Administrative Agent shall agree in its sole discretion): (A) a life of loan flood zone determination, (B) notice to the Company of the flood status of such Financed Property, (C) the address of such Financed Property and any other identifying information needed for the purpose of conducting flood searches and (D) a copy of the proposed flood insurance policy (it being understood that if any Lender has not delivered notice to the Administrative Agent, objecting to any of such items within 30 days (or such shorter period that the Administrative Agent has specified in a notice to the Lenders posted along with the items described in this clause (b)(ii)), such Lender will be deemed to have approved them for the purposes of this Agreement). Without limiting the generality of the first sentence of this Section, if, after any Mortgage is delivered the related Financed Property becomes a Flood Hazard Property, the Loan Parties shall deliver to the Administrative Agent and the Lenders all Flood Requirements.
SECTION 6.16    Leases. At all times, comply in all material respects with the terms and provisions of the Leases of the Financed Properties, and cause each Material Lease to be kept in full force and effect without termination, amendment or modification, except for (i) any modification or amendment of a Lease which is not materially adverse to the Loan Parties, the Administrative Agent or the Lenders or (ii) renewals or extensions (A) on either substantially the same terms in all material respects as the existing Lease of a Financed Property, or (B) as otherwise approved by the Administrative Agent in writing.
SECTION 6.17    [Reserved].
SECTION 6.18    Anti-Corruption Laws. Conduct its businesses in material compliance with the United States Foreign Corrupt Practices Act of 1977 and other similar anti-corruption legislation in other jurisdictions that are applicable to any Borrower or its Subsidiaries (including, if applicable, the UK Bribery Act 2010), and maintain policies and procedures designed to promote and achieve compliance with such laws.
SECTION 6.19    PATRIOT Act and Beneficial Ownership Regulation. Promptly following any request therefor, deliver to the Administrative Agent or any Lender any information and documentation reasonably requested by the Administrative Agent or such Lender for purposes of compliance with applicable “know your customer” and Anti-Money Laundering Laws, including the PATRIOT Act and the Beneficial Ownership Regulation. Without limiting the generality of the foregoing, promptly following any request therefor made by the Administrative Agent or any Lender at any time, the Borrowers shall deliver to the Administrative Agent or such Lender a Beneficial Ownership Certification with respect to any Borrower or other Loan Party identified by such Lender in such request.
SECTION 6.20    Use of Financed Properties. Ensure that each Financed Property that is Dealership Property remains at all times Dealership Property and each Financed Property that is Adjacent Property remains at all times either Adjacent Property or Dealership Property (it being understood that use by a Borrower or Subsidiary Guarantor for any purpose ancillary to the uses as either Dealership Property or Adjacent Property, as applicable, including, without limitation, executive office space of the Company and/or one or more of its Subsidiaries (provided that any Subsidiary that has leased such office space shall have executed and delivered to the Administrative Agent a subordination and attornment agreement in form and substance satisfactory to the Administrative Agent) or for de minimis lawful operations not interfering with the businesses described in the foregoing or the Administrative Agent’s or the Lenders’ rights with respect to the Financed Properties provided pursuant to the Loan Documents is permitted).
ARTICLE VII

NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than Obligations consisting of continuing indemnities and other contingent Obligations that, in each case, expressly survive termination of this Agreement and for which no claim has been made against any Loan Party) shall remain unpaid or unsatisfied, the Company shall not, nor shall it permit any

Subsidiary (other than the Specified Insurance Subsidiaries and any Designated Escrow Subsidiary) to, directly or indirectly:
SECTION 7.1    Indebtedness. Incur, create, assume or suffer to exist any Indebtedness, except:
(a)    (i) the Obligations under this Agreement and the other Loan Documents and (ii) the Obligations under the Revolving Credit Agreement and the other Revolving Loan Documents;
(b)    Indebtedness created under leases which, in accordance with GAAP, have been recorded and/or should have been recorded on the books of such Person as capital leases or finance leases;
(c)    accounts payable (for the deferred purchase price of property or services) which are from time to time incurred in the ordinary course of business and which (i) are not in excess of (A) ninety (90) days past the due date or (B) if such account payable has no due date, one hundred twenty (120) days past the invoice or billing date or (ii) if outstanding for more than ninety (90) days past such due date (or one hundred twenty (120) days past such invoice or billing date, as applicable), as to which a good faith dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person;
(d)    Indebtedness in respect of obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under any Hedge Agreement, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks or managing costs associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation; and (ii) such Hedge Agreement does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; and
(e)    other Indebtedness to the extent not prohibited by the Revolving Credit Agreement.
SECTION 7.2    Liens.
(a)    Incur, create, assume or permit to exist any Lien on any of its property or assets, whether owned at the date hereof or hereafter acquired, except:
(i)    Liens securing payment of the Secured Obligations;
(ii)    Liens for Taxes not past due for more than thirty (30) days or Taxes being contested in good faith and by appropriate proceedings diligently conducted, and as to which reserves or other appropriate provisions as may be required by GAAP are being maintained;
(iii)    carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s and other like statutory or contractual Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings, diligently conducted, and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained;
(iv)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(v)    deposits to secure the performance of bids, trade contracts, statutory obligations, and other obligations of a like nature incurred in the ordinary course of business;
(vi)    zoning, easements and other restrictions on the use of real property that do not, in the aggregate, materially impair the use of such property; and
(vii)    other Liens to the extent not prohibited by the Revolving Credit Agreement.
(b)    Incur, create, assume or permit to exist any Lien on any of the Collateral, except: (i) Liens of the Administrative Agent securing payment of the Secured Obligations; and (ii) Mortgage Permitted Liens.
SECTION 7.3    Consolidations and Mergers. Merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Division), except:
(a)    any of its Subsidiaries (other than a Borrower) may merge with the Company, provided that the Company shall be the continuing or surviving Person, or with any one or more such Subsidiaries, provided that (i) if any such transaction shall be between Subsidiaries, one of which is a wholly-owned Subsidiary and one of which is not a wholly-owned Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person, (ii) in any such transaction between any Subsidiary that is a Subsidiary Guarantor and an entity that is not the Company or a Subsidiary Guarantor, the surviving entity shall be a Subsidiary Guarantor and (iii) in any such transaction between any Subsidiary that is a Borrower and an entity that is not a Borrower, the surviving entity shall be a Borrower;
(b)    any Subsidiary of the Company may sell or transfer all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or a wholly-owned Subsidiary; provided, that any such sale or transfer by (i) a Subsidiary Guarantor shall be to the Company or a Subsidiary Guarantor and (ii) a Borrower shall be to another Borrower;
(c)    any Subsidiary of the Company or the Company may merge or consolidate with another Person (that is not the Company or any of its Subsidiaries) if (x) the Company or such Subsidiary involved in the merger or the consolidation is the surviving Person and (y) immediately prior to and after giving effect to such merger or consolidation, there exists no Event of Default; and
(d)    as permitted by Section 7.04(b) and (e) of the Revolving Credit Agreement.
SECTION 7.4    Disposition of Assets.
(a)    Permit any Disposition (whether in one or a series of transactions) of any property or assets (including accounts receivable, notes receivable, and/or chattel paper, with or without recourse) or enter into any agreement so to do, except Dispositions that are not prohibited by the Revolving Credit Agreement.
(b)    Permit any Disposition (whether in one or a series of transactions) of any Financed Property or any portion of any Financed Property, or enter into an agreement to do so, except Permitted Financed Property Dispositions.
SECTION 7.5    Investments. Make or permit to exist any Investment in any Person, except for:

(a)    [intentionally omitted];
(b)    extensions of credit in the nature of accounts receivable or notes receivable and/or chattel paper arising from the sale of goods and services in the ordinary course of business;
(c)    shares of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business;
(d)    Investments in securities maturing within two (2) years and issued or fully guaranteed or insured by the United States of America or any state or agency thereof;
(e)    Investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P and P-1 from Moody’s;
(f)    Investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the Applicable Laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000, or any Lender;
(g)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (d) above and entered into with a financial institution satisfying the criteria described in clause (f) above;
(h)    money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act, (ii) are rated or invest solely in the assets described in clauses (e) through (g) above and (iii) have portfolio assets of at least $5,000,000,000;
(i)    Investments to the extent the payment for such Investment is made solely with Equity Interests of the Company;
(j)    [intentionally omitted];
(k)    Investments in (including loans to) the Company or wholly-owned Subsidiaries that are Borrowers or Subsidiary Guarantors;
(l)    [intentionally omitted];
(m)    [intentionally omitted];
(n)    [intentionally omitted];
(o)    Investments in fixed or floating rate demand notes issued by original equipment manufacturers (or their captive finance companies), in each case with a credit rating of at least A- from S&P and A3 from Moody’s; and
(p)    other Investments to the extent not prohibited by the Revolving Credit Agreement.

SECTION 7.6    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to any transaction between or among the Company, any Borrower or any Subsidiary Guarantor and any other Borrower or Subsidiary Guarantor or Borrowers or Subsidiary Guarantors or any other transaction not prohibited by the Revolving Credit Agreement.
SECTION 7.7    Other Agreements. Enter into any agreement containing any provision which would be violated or breached by the Company’s or such Subsidiary’s performance of its Obligations hereunder or under any Loan Document delivered or to be delivered by the Loan Parties hereunder or in connection herewith, except for any such agreement the violation or breach of which would not reasonably be expected to have a Material Adverse Effect.
SECTION 7.8    Fiscal Year; Accounting. (a) Change its fiscal year or (b) change its method of accounting (other than, in the case of clause (b), immaterial changes and methods and changes authorized or required by GAAP or permitted by Section 1.3(b)).
SECTION 7.9    Pension Plans. Permit any condition to exist in connection with any Pension Plan which might constitute grounds for the PBGC to institute proceedings to have such Pension Plan terminated or a trustee appointed to administer such Pension Plan, or engage in, or permit to exist or occur any other condition, event or transaction with respect to any Pension Plan which could be expected to have Material Adverse Effect.
SECTION 7.10    Restricted Payments. Declare or make any Restricted Payment, except that the Company or any Subsidiary of the Company may pay dividends to the Company (directly or indirectly) or to another Subsidiary Guarantor that is a wholly-owned Subsidiary of the Company at any time, and may also make the other Restricted Payments to the extent not prohibited by the Revolving Credit Agreement.
SECTION 7.11    Financial Covenants.
(a)    Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio, as of the end of any fiscal quarter (commencing with the fiscal quarter ending September 30, 2025), to be less than 1.20 to 1.00.
(b)    Consolidated Total Lease Adjusted Leverage Ratio. Permit the Consolidated Total Lease Adjusted Leverage Ratio, as of the end of any fiscal quarter (commencing with the fiscal quarter ending September 30, 2025), to be more than 5.75 to 1.00.
Notwithstanding the foregoing, if any of the financial covenants (including the component definitions therein) under the Revolving Credit Agreement are hereafter amended, supplemented, modified or replaced, then the financial covenants in this Section 7.11 and/or the defined terms used herein, as applicable, shall, for all purposes of this Agreement and each other Loan Document, automatically and without further action on the part of any Person, be deemed to be also so amended, supplemented, modified or replaced, if at the time of the effectiveness of such amendment, supplement, modification or replacement, each of the Lenders hereunder (or an Affiliate thereof) is a party to the Revolving Credit Agreement and each of the Lenders hereunder (or an Affiliate thereof), in its capacity as a lender under the Revolving Credit Agreement, consented in writing to such amendment, supplement, modification or replacement under the Revolving Credit Agreement (it being acknowledged and agreed by all parties hereto that if the Revolving Credit Agreement is terminated (and not replaced as contemplated by the definition of Revolving Credit Agreement) during the term of this Agreement, the terms thereof incorporated in this Agreement and the other Loan Documents pursuant to this Section 7.11 shall continue to be effective in this Agreement and the other Loan Documents to the same extent as immediately prior to such termination (subject to the foregoing consent requirement).
SECTION 7.12    Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.
SECTION 7.13    Use of Proceeds. Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
SECTION 7.14    Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement, any other Loan Document, the Revolving Credit Agreement or any other Revolving Loan Document) that:
(a)    limits the ability (i) of any Subsidiary (other than any Designated Escrow Subsidiary) to pay dividends to any Loan Party or to otherwise transfer property to any Loan Party, (ii) of any Subsidiary Guarantor to Guarantee the Obligations or (iii) of any Borrower to create, incur, assume or suffer to exist Liens on the Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, in each case, except to the extent not prohibited by the Revolving Credit Agreement; or
(b)    requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure the Obligations.
SECTION 7.15    [Reserved].
SECTION 7.16    Prepayments, etc. of Subordinated Indebtedness. Voluntarily prepay, redeem, purchase, defease, settle in cash or otherwise satisfy prior to the scheduled maturity thereof in any manner any Subordinated Indebtedness, other than to the extent not prohibited by the Revolving Credit Agreement.
SECTION 7.17    [Reserved].
SECTION 7.18    [Reserved].
SECTION 7.19    Acquisitions. Consummate any Acquisition, except for Acquisitions that are not prohibited by the Revolving Credit Agreement.
SECTION 7.20    Amendments of Organization Documents. Amend its Organization Documents in a manner that would reasonably be expected to (a) impair the enforceability of any Loan Document in any material respect or the perfection or priority of any Lien created thereunder, (b) impair in any material respect its ability to perform its obligations under the Loan Documents or (c) otherwise have a Material Adverse Effect.
SECTION 7.21    Sanctions. Directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other

Person, to fund any activities of or business with any Person that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent or otherwise) of Sanctions.
SECTION 7.22    Anti-Corruption Laws; Outbound Investment Rules.
(a)    Directly or indirectly use the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.
(b)    (i) Be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (ii) engage, directly or indirectly, in (A) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (B) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Company were a United States Person or (C) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
SECTION 7.23    Mortgaged Properties.
(a)    Permit any Person to occupy, lease or sublease any portion of any Financed Property except (i) pursuant to a Lease that is not a Material Lease or (ii) pursuant to a Lease of a Financed Property to a Subsidiary that has executed and delivered to the Administrative Agent a subordination and attornment agreement in a form as the Administrative Agent may accept in its sole discretion and has joined the Subsidiary Guaranty and provided to the Lender the documents required by Section 6.14.
(b)    Permit any alterations to any Financed Property that have caused or would reasonably be expected to cause a Material Adverse Effect, negatively and materially impact the core operations of such Financed Property or negatively and materially impact the value or marketability of any Financed Property, without the Administrative Agent’s prior written approval. For the avoidance of doubt, the Loan Parties shall not demolish or reduce the total square footage of a Dealership Property without the Administrative Agent’s prior written approval.
(c)    Initiate or voluntarily agree to any zoning change of any Financed Property or allow any change in the stated use of any Financed Property from that disclosed to the Administrative Agent prior to the date such Financed Property became subject to a Mortgage that is reasonably likely to negatively and materially impact the core operations of such Financed Property or negatively and materially impact the value or marketability of any Financed Property, in either case without the Administrative Agent’s prior written approval.
ARTICLE VIII

DEFAULT AND REMEDIES
SECTION 8.1    Events of Default. Any of the following shall constitute an Event of Default (each an “Event of Default”):

(a)    Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants. The Company or any Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.1, 6.2(a), (b), (c) or (d), 6.3, 6.5 (as it relates to maintenance of existence), 6.10, 6.11, 6.14 or Article VII; or
(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the giving of written notice to such Loan Party specifying the alleged default; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
(e)    Cross-Default. (i) The Company or any other Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Hedge Agreements and Indebtedness under the Revolving Credit Agreement) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event, after giving effect to any amendments or waivers in respect thereof, is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Hedge Agreement an Early Termination Date (as defined in such Hedge Agreement) resulting from (A) any event of default under such Hedge Agreement as to which the Company or any Loan Party is the Defaulting Party (as defined in such Hedge Agreement) or (B) any Termination Event (as so defined) under such Hedge Agreement as to which the Company or any Loan Party is an Affected Party (as so defined) and, in either event, the Hedge Termination Value owed by the Company or such other Loan Party as a result thereof is greater than the Threshold Amount; or
(f)    Insolvency Proceedings, Etc. Any Loan Party or any of its Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such

Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts; Attachment. (i) The Company or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or
(h)    Judgments. There shall be entered against the Company or any other Loan Party (i) one or more judgments or decrees in excess of the Threshold Amount in the aggregate at any one time outstanding for the Company and all other Loan Parties or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which such judgment is not satisfied and a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect, excluding (in the case of clause (i)) those judgments or decrees for which and to the extent that the Company or any such other Loan Party is insured and with respect to which the insurer has not contested or denied responsibility in writing (subject to usual deductibles); or
(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan, Multiemployer Plan or Multiple Employer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan, Multiple Employer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
(j)    Invalidity of Loan Documents. (i) Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or (ii) any Security Instrument shall for any reason (other than pursuant to the terms thereof or as a result of the failure of the Administrative Agent or the Lenders to file UCC financing statements or UCC continuation statements) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected security interest with the priority provided therefor in such Security Instrument subject only to Mortgage Permitted Liens; or
(k)    Change of Control. There occurs any Change of Control; or
(l)    Franchise Agreements and Framework Agreements. (i) Any Franchise Agreement or Framework Agreement is terminated or suspended or expires and a replacement for such Franchise Agreement or Framework Agreement is not entered into within 30 days of such termination, suspension or expiration, (ii) there occurs a default by any Person in the performance or observance of any term of any Franchise Agreement or Framework Agreement which is not cured within any applicable cure period therein, or (iii) there occurs any change in any Franchise Agreement or Framework Agreement, except in each case referred to in clauses (i), (ii) and (iii) to the extent such termination, suspension, expiration, default or change (either individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect; provided that, in the event a Franchise Agreement expires in accordance with its terms, if and for so long as the respective dealership Subsidiary and manufacturer or distributor are negotiating in good faith to renew such Franchise Agreement, and the respective manufacturer or distributor has not taken (and is not reasonably expected to take) any action to terminate such Franchise Agreement, such expiration shall not by itself be considered an Event of Default under this Section 8.1(l); or
(m)    Default Under Revolving Credit Agreement. Any “Event of Default” specified in the Revolving Credit Agreement exists, after giving effect to any waiver or amendment thereof under the Revolving Credit Agreement (it being agreed that each such “Event of Default” shall survive any termination, cancellation, discharge or replacement of the Revolving Credit Agreement).
SECTION 8.2    Remedies. Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall:
(a)    Acceleration; Termination of Term Loan Facility. Terminate the Commitments and declare the principal of and interest on the Loans at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Loan Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Term Loan Facility and any right of any Borrower to request borrowings thereunder; provided, that upon the occurrence of an Event of Default specified in Section 8.1(f) or (g), the Term Loan Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Loan Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.
(b)    General Remedies. Exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Secured Obligations.
SECTION 8.3    Rights and Remedies Cumulative; Non-Waiver; Etc.
(a)    The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Default or Event of Default. No course of dealing between the Loan Parties, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Default or Event of Default.
(b)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrowers, the Guarantors or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.2 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 10.4 (subject to the terms of Section 3.6), or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Borrower or any Guarantor under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.2 and (B) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 3.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
SECTION 8.4    Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 8.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Secured Obligations and all net proceeds from the enforcement of the Secured Obligations shall, subject to the provisions of Section 3.14, be applied by the Administrative Agent as follows:
First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;
Fifth, to payment of that portion of the Secured Obligations constituting Secured Hedge Obligations then owing, ratably among the holders of such obligations in proportion to the respective amounts described in this clause Fifth payable to them; and
Last, the balance, if any, after all of the Secured Obligations have been paid in full, to the Borrowers or as otherwise required by Applicable Law.
Notwithstanding the foregoing, Secured Hedge Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable holders thereof following such acceleration or exercise of remedies and at least three (3) Business Days prior to the application of the proceeds thereof. Each holder of Secured Hedge Obligations that is not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.
SECTION 8.5    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Borrower or any Guarantor, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower or any Guarantor) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.3 and 10.3) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3 and 10.3.
SECTION 8.6    Credit Bidding.
(a)    The Administrative Agent, on behalf of itself and the other Secured Parties, shall have the right, exercisable at the direction of the Required Lenders, to credit bid and purchase for the benefit of the Administrative Agent and the other Secured Parties all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law. Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Administrative Agent to make such credit bid or purchase and, in connection therewith, the Administrative Agent is authorized, on behalf of itself and the other Secured Parties, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Secured Obligations to any such acquisition vehicle in exchange for Equity Interests and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Secured Parties on the basis of the Secured Obligations so assigned by each Secured Party); provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this

Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.2.
(b)    Each Lender hereby agrees, on behalf of itself and each of its Affiliates that is a Secured Party, that, except as otherwise provided in any Loan Document or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any of the Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.
ARTICLE IX

THE ADMINISTRATIVE AGENT
SECTION 9.1    Appointment and Authority.
(a)    Each of the Lenders hereby irrevocably appoints, designates and authorizes Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Arranger and the Lenders and their respective Related Parties, and neither the Company nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions.
(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including each holder of Secured Hedge Obligations) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Instruments, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article and Article X (including Sections 10.3 and 10.5(e) as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
(c)    It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(d)    The provisions of this Article and each party’s rights and obligations hereunder shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

SECTION 9.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial advisory, underwriting, capital markets or other business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.
SECTION 9.3    Exculpatory Provisions.
(a)    The Administrative Agent, the Arranger and their respective Related Parties shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent, the Arranger and their respective Related Parties:
(i)    shall not be subject to any agency, trust, fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(iii)    shall not, have any duty to disclose, and shall not be liable for the failure to disclose to any Lender or any other Person, any credit or other information relating concerning the business, prospects, operations, properties, assets, financial or other condition or creditworthiness of the Company or any of its Subsidiaries or any of their respective Affiliates that is communicated to, obtained by or otherwise in the possession of the Person serving as the Administrative Agent, the Arranger or their respective Related Parties in any capacity, except for notices, reports and other documents that are required to be furnished by the Administrative Agent to the Lenders pursuant to the express provisions of this Agreement; and
(iv)    shall not be required to account to any Lender for any sum or profit received by the Administrative Agent for its own account.
(b)    The Administrative Agent, the Arranger and their respective Related Parties shall not be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.2 and Section 8.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default and indicating that such notice is a “Notice of Default” is given to the Administrative Agent by the Company or a Lender.
(c)    The Administrative Agent, the Arranger and their respective Related Parties shall not be responsible for or have any duty or obligations to any Lender or Participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Instruments, (v) the value or the sufficiency of any Collateral, (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vii) the validity, sufficiency, enforceability or effectiveness of any Loan Document or other agreement, instrument, document or other Communication executed or transmitted in accordance with Sections 6.2 or 10.16.
(d)    The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Competitors. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Competitor or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Competitor.
SECTION 9.4    Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, consent, Communication, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person, including any certification pursuant to Section 9.9 or execution or transmission pursuant to Sections 6.2 or 10.16. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying or acting upon such statement or Communication and shall not incur any liability for relying or acting thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Lender that has signed this Agreement or a signature page to an Assignment and Assumption or any other Loan Document pursuant to which it is to become a Lender hereunder shall be deemed to have consented to, approved and accepted and shall be deemed satisfied with each document or other matter required thereunder to be consented to, approved or accepted by such Lender or that is to be acceptable or satisfactory to such Lender.

SECTION 9.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Term Loan Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
SECTION 9.6    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank or financial institution reasonably experienced in serving as administrative agent on syndicated bank facilities with an office in the United States, or an Affiliate of any such bank or financial institution with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Company and such Person, remove such Person as Administrative Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed

Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Loan Parties to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Loan Parties and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.3 and 10.5(e) shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent or relating to its duties as Administrative Agent that are carried out following its retirement or removal, including, without limitation, any actions taken with respect to acting as collateral agent or otherwise holding any Collateral on behalf of any of the Secured Parties or in respect of any actions taken in connection with the transfer of agency to a replacement or successor Administrative Agent.
SECTION 9.7    Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent, the Arranger or any of their respective Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Administrative Agent, the Arranger or any of their respective Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of the Company and its Subsidiaries and their respective Affiliates shall be deemed to constitute a representation or warranty of the Administrative Agent, the Arranger or any of their respective Related Parties to any Lender or any other Secured Party as to any matter, including whether the Administrative Agent, the Arranger or any of their respective Related Parties have disclosed material information in their (or their respective Related Parties’) possession. Each Lender expressly acknowledges, represents and warrants to the Administrative Agent and the Arranger that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of investing in the general performance or operations of any Loan Party or its Subsidiaries or Affiliates or for the purpose of making, acquiring, purchasing or holding any other type of financial instrument such as a security, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and to provide the other facilities applicable to it as set forth herein and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans or to provide such facilities is, in each case, experienced in making, acquiring, purchasing or holding commercial loans or providing other such facilities, (d) it has, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Company and its Subsidiaries, all applicable bank or other regulatory Applicable Laws relating to the transactions contemplated by this Agreement and the other Loan Documents, (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder and (f) it has all licenses, permits and approvals necessary for use of the reference rates referred to herein that are applicable to the Loans and other extensions of credit required to be made by it hereunder and it will take all actions necessary to comply, preserve, renew and keep in full force and effect any such licenses, permits, and approvals. Each Lender also acknowledges and agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender or any of their respective Related Parties (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Company and its Subsidiaries and (ii) it will not assert any claim under any federal or state securities law or otherwise in contravention of this Section 9.7. Each party (including in the case of each Lender, on behalf of itself and its Affiliates that are Secured Parties) acknowledges and agrees that the Administrative Agent may, but shall not be obligated to, from time to time provide payment schedules, payoff statements, payoff letters, interest statements or bills and other similar documentation indicating amounts owed hereunder and under the other Loan Documents and agrees that in the event of the conflict between any such documentation and this Agreement, this Agreement shall control. In the event the Administrative Agent notifies any party hereto at any time (including after the receipt of amounts indicated to be due and payable under the Loan Documents pursuant to such payment schedules, payoff statements, payoff letters, interest statements or bills and other similar documentation) that an amount owed by such party under the Loan Documents was mistakenly excluded from the amount indicated in any payment schedules, payoff statements, payoff letters, interest statements or bills and other similar documentation, then such party agrees to promptly pay such excluded amount after the Administrative Agent provides such party with documentation that evidences such excluded amount is due and payable hereunder; provided that nothing in this sentence shall be deemed to impair any releases of Liens pursuant to Section 9.9(a)(i) or credit support provided by any Loan Party pursuant to Section 9.9(a)(iii) or any termination of Commitments, in each case, that has occurred, or is contemplated to occur, upon the receipt by the Administrative Agent of the amounts indicated to be due in respect of the Obligations in the applicable payment schedules, payoff statements, payoff letters, interest statements or bills and other similar documentation.
SECTION 9.8    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder, but each such Person shall have the benefit of the indemnities and exculpatory provisions hereof.
SECTION 9.9    Collateral and Guaranty Matters.
(a)    Each of the Lenders (including in its or any of its Affiliate’s capacities as a holder of Secured Hedge Obligations) irrevocably authorize the Administrative Agent, at its option and in its discretion:
(i)    to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document (A) upon the termination of the Commitments and payment in full of all Secured Obligations (other than (1) contingent indemnification obligations and (2) Secured Hedge Obligations (provided that, in the event that this determination is being made concurrent with, or following, the acceleration of the Obligations pursuant to Section 8.2 or the exercise of any remedy by the Administrative Agent or any Lender set forth in any Loan Document, no Secured Hedge Obligations shall be excluded pursuant to this clause (2) to the extent such obligations would be subject to application pursuant to Section 8.4)), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition to a Person other than a Loan Party permitted under the Loan Documents, as certified by the Company, (C) in connection with a Collateral Removal or a Collateral Substitution permitted hereunder or (D) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 10.2;

provided that any release of all or substantially all of the Collateral shall be subject to Section 10.2(j); and
(ii)    to release any Borrower or any Subsidiary Guarantor from its obligations under the Loan Documents to which it is a party in accordance with Section 2.6(j).
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property or to release any Borrower or Subsidiary Guarantor from its obligations under the Loan Documents to which it is a party pursuant to this Section 9.9. In each case as specified in this Section 9.9, the Administrative Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Instruments or to subordinate its interest in such item, or to release such Borrower or such Subsidiary Guarantor from its obligations under the Loan Documents to which it is a party, in each case in accordance with the terms of the Loan Documents and this Section 9.9 as certified by the Company.
(b)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
SECTION 9.10    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans or the Commitments or this Agreement;
(ii)    the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of the Administrative Agent, the Arranger and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
SECTION 9.11    Secured Hedge Obligations. No holder of any Secured Hedge Obligations that obtains the benefits of Section 8.4 or any Guaranty or any Collateral by virtue of the provisions hereof or of any Security Instrument shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral), or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of any Guaranty or any Security Instrument, other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Hedge Obligations.
SECTION 9.12    Erroneous Payments.
(a)    Each Lender, each other Secured Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or any other Secured Party (or the Lender Affiliate of a Secured Party) or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender or other Secured Party (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 9.12(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)    Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.
(c)    In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 10.9 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)    Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 9.12 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by any Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from any Borrower or any other Loan Party for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.
(f)    Each party’s obligations under this Section 9.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
(g)    Nothing in this Section 9.12 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.
ARTICLE X

MISCELLANEOUS
SECTION 10.1    Notices.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
If to the Company or any of the Borrowers:
Asbury Automotive Group, Inc.
2905 Premiere Parkway, Suite 300
Duluth, Georgia 30097
Attention of: Chris Reeves, Vice President, Finance and Treasurer
Attention of: General Counsel
Telephone No.: (678) 537-6576
E-mail: creeves1@asburyauto.com

With copies to:

Jones Day
1221 Peachtree Street, N.E., Suite 400
Atlanta, Georgia 30361
Attention of: Todd Roach
Telephone No.: (404) 581-8274
E-mail: troach@jonesday.com

If to Wells Fargo, as Administrative Agent:
Wells Fargo Bank, National Association
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, NC 28262
Attention of: Syndication Agency Services
Telephone No.: (704) 590-2706
Facsimile No.: (844) 879-5899
Email: Agencyservices.requests@wellsfargo.com

If to any Lender:
To the address of such Lender set forth on the Register with respect to deliveries of notices and other documentation that may contain material non-public information.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Company and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed.
(d)    Change of Address, Etc. Each of the Company, the Borrowers or the Administrative Agent may change its address or other contact information for notices and other communications hereunder by notice to the other parties hereto. Any Lender may change its address or facsimile number for notices and other communications hereunder by notice to the Company and the Administrative Agent.
(e)    Platform.
(i)    Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Lenders by posting the Borrower Materials on the Platform.
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. Although the Platform is secured pursuant to generally-applicable security procedures and policies implemented or modified by the Administrative Agent and its Related Parties, each of the Lenders and the Loan Parties acknowledges and agrees that distribution of information through an electronic means is not necessarily secure in all respects, the Administrative Agent, the Arranger and their respective Related Parties (collectively, the “Agent Parties”) are not responsible for approving or vetting the representatives, designees or contacts of any Lender that are provided access to the Platform and that there may be confidentiality and other risks associated with such form of distribution. Each of the Loan Parties and each Lender party hereto understands and accepts such risks. In no event shall the Agent Parties have any liability to any Loan Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).
(f)    Private Side Designation. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal and state securities Applicable Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or any Borrower or its securities for purposes of United States federal or state securities Applicable Laws.
SECTION 10.2    Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document (including Section 3.8(c)), any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing and approved by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Company and the Borrowers; provided, that no amendment, waiver or consent shall:
(a)    increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2) or increase the amount of Loans of any Lender, in any case, without the written consent of such Lender;
(b)    waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;
(c)    reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clauses (ii) and (iv) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that (i) only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay interest at the rate set forth in Section 3.1(b) during the continuance of an Event of Default and (ii) only the consent of the Required Lenders shall be necessary to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;
(d)    change Section 3.6 or Section 8.4 (or amend any other term of the Loan Documents that would have the effect of changing Section 3.6 or Section 8.4) in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;
(e)    change Section 2.5(c) (or amend any other term of the Loan Documents that would have the effect of changing Section 2.5(c)) in a manner that would alter the order of application of amounts prepaid pursuant thereto without the written consent of each Lender directly and adversely affected thereby;
(f)    (i) subordinate any of the Obligations in right of payment or otherwise adversely affect the priority of payment of any of such Obligations or (ii) subordinate any of the Liens securing the Obligations, in each case without the consent of each of the Lenders directly affected thereby;
(g)    except as otherwise permitted by this Section 10.2, change any provision of this Section or reduce the percentages specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby;

(h)    consent to the assignment or transfer by any Loan Party of such Loan Party’ rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 7.3), in each case, without the written consent of each Lender;
(i)    release (i) the Company, (ii) all of the Subsidiary Guarantors or (iii) Subsidiary Guarantors comprising substantially all of the credit support for the Secured Obligations, in any case, from the Guaranty to which such Person is a party, without the written consent of each Lender; or
(j)    release or subordinate all or substantially all of the Collateral or release or subordinate any Security Instrument (or any Lien created thereby) which would have the effect of releasing or subordinating all or substantially all of the Collateral without the written consent of each Lender;
provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document or modify Section 10.1(e), Section 10.20 or Article IX hereof; (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (iii) the Administrative Agent and the Company shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Company shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision; and (iv) the Administrative Agent (and, if applicable, the Company) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 3.8(c) in accordance with the terms of Section 3.8(c). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender, and (B) any amendment, waiver, or consent hereunder which requires the consent of all Lenders or each affected Lender that by its terms disproportionately and adversely affects any such Defaulting Lender relative to other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Lender (but with the consent of the Company, the Borrowers and the Administrative Agent), to amend and restate this Agreement and the other Loan Documents if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents.
SECTION 10.3    Expenses; Indemnity.
(a)    Costs and Expenses. The Company and each Borrower (jointly and severally) shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one law firm acting as outside counsel for the Administrative Agent and one law firm acting as local counsel in each jurisdiction where necessary, the costs of appraisals, environmental reports and reviews thereof, title work, recording fees, recording taxes and the costs of any other Real Estate Support Documents), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    Indemnification by the Company and the Borrowers. The Company and each Borrower (jointly and severally) shall indemnify the Administrative Agent (and any sub-agent thereof), the Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of (1) one counsel for the Administrative Agent and the Arranger, taken together, (2) one counsel for the Lenders, taken together, (3) if the Administrative Agent deems it necessary, one local counsel in each relevant jurisdiction, and (4) in the case of any actual or perceived conflict of interest with respect to any of the counsel identified in the foregoing clauses (1) through (3), one additional counsel for each group of affected persons similarly situated, taken as a whole (which in the case of clause (3) will, if the Administrative Agent deems it necessary, allow for up to one additional counsel in each relevant jurisdiction)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any other Loan Party, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.11), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any Subsidiary thereof, or any Environmental Liability related in any way to any Loan Party or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (z) arise out of a dispute solely between or among Indemnitees that does not involve an act or omission by any Loan Party or any Loan Party’s Affiliates, other than any action, suit, proceeding or claim against any Indemnitee in its capacity or in fulfilling its role as an agent, arranger or similar role under hereunder or under any other Loan Document. Without limiting the provisions of Section 3.11, this Section 10.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)    Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under Section 10.3(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the Arranger or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Arranger or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time, or if the Total Credit Exposure has been reduced to zero, then based on such Lender’s share of the Total Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Arranger in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Arranger in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 3.7.
(d)    Electronic Transmission, Etc. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(f)    Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.
SECTION 10.4    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by Applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or any of their respective Affiliates, irrespective of whether or not such Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender or any Affiliate thereof shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.13 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate of a Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender or its Affiliate shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender or any of its Affiliates as to which such right of setoff was exercised. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 10.5    Governing Law; Jurisdiction; Waiver of Consequential Damages, Etc.
(a)    Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
(b)    Submission to Jurisdiction. Each Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Arranger, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(c)    Waiver of Venue. Each Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
(e)    Waiver of Consequential Damages, Etc. Without limiting the generality of the other provisions of this Agreement, including, without limitation, Section 10.3, each Loan Party agrees, on behalf of itself and the other Loan Parties and each of their respective Subsidiaries and Affiliates, that none of the Administrative Agent (and any sub-agent thereof), the Arranger, each Lender, nor any Related Party of any of the foregoing Persons (such persons, collectively, the “Lender Related Parties”) shall have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your Subsidiaries or Affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby or under any of the other Loan Documents, except to the extent such liability to you is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Lender Related Party’s own gross negligence or willful misconduct. To the fullest extent permitted by Applicable Law, each Loan Party shall not assert, and hereby waives, any claim against any Lender Related Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of proceeds thereof.
SECTION 10.6    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 10.7    Reversal of Payments. To the extent any Loan Party makes a payment or payments to the Administrative Agent for the ratable benefit of any of the Secured Parties or to any Secured Party directly or the Administrative Agent or any Secured Party receives any payment or proceeds of the Collateral or any Secured Party exercises its right of setoff, which payments or proceeds (including any proceeds of such setoff) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Secured Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent, and each Lender severally agrees to pay to the Administrative Agent upon demand its (or its applicable Affiliate’s) applicable ratable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent plus interest thereon at a per annum rate equal to the Overnight Rate from time to time in effect.
SECTION 10.8    Injunctive Relief. Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, each Loan Party agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
SECTION 10.9    Successors and Assigns; Participations.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Arranger, the Related Parties of each of the Administrative Agent, the Arranger and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Company shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Company prior to such fifth (5th) Business Day;
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignments if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. The Assignment and Assumption shall contain a representation and warranty from the assignee that it is not a Competitor.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of its Subsidiaries or Affiliates, (B) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), (C) any Competitor or (D) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v). The Administrative Agent shall have no responsibility for determining whether any assignee is a Competitor.
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Term Loan Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and

Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.8, 3.9, 3.10, 3.11 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section (other than a purported assignment to a natural Person or the Company or any of the Company’s Subsidiaries or Affiliates, which shall be null and void).
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in Charlotte, North Carolina, a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, any Loan Party or the Administrative Agent, sell participations to any Person (other than (w) a Defaulting Lender, (x) a natural person or a holding company investment vehicle or trust for, or owned and operated for the primary benefit of a natural person, (y) the Company or any of the Company’s Affiliates or Subsidiaries or (z) a Competitor) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.3(c) with respect to any payments made by such Lender to its Participant(s). The Administrative Agent shall have no responsibility for determining whether any Participant is a Competitor.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement and shall contain a representation and warranty from the prospective participant that it is not a Competitor; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.2(a), (b), (c) or (f) that directly and adversely affects such Participant. Each Loan Party agrees that each Participant shall be entitled to the benefits of Sections 3.9, 3.10 and 3.11 (subject to the requirements and limitations therein, including the requirements under Section 3.11(g) (it being understood that the documentation required under Section 3.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.12 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections

3.10 or 3.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 3.12(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.6 and Section 10.4 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Administrative Agent and such Lender.
(g)    Competitors.
(i)    No assignment or participation shall be made to any Person that was a Competitor as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Competitor for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Competitor after the applicable Trade Date, (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Company of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Competitor. Any assignment in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (i) shall apply.
(ii)    If any assignment or participation is made to any Competitor without the Company’s prior written consent in violation of clause (i) above, or if any Person becomes a Competitor after the applicable Trade Date, the Company may, at its sole expense and effort, upon notice to the applicable Competitor and the Administrative Agent, (A) in the case of outstanding Term Loans held by Competitors, purchase or prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Competitor paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (B) require such Competitor to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.9), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Competitor paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Competitors (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Company or the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Competitor will be deemed to have consented in the same proportion as the Lenders that are not Competitors consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Competitor party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Competitor does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)    The Administrative Agent shall have the right, and each Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Competitors provided by the Company and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.
SECTION 10.10    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’

respective Related Parties in connection with the Term Loan Facility, this Agreement, the transactions contemplated hereby or in connection with marketing of services by such Affiliate or Related Party to the Company or any of its Subsidiaries (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender, as applicable, deems such disclosure to be necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender, as applicable, or any of its Related Parties (in which case, the Administrative Agent or such Lender, as applicable, shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Company, in advance, to the extent practicable and otherwise permitted by Applicable Law), (c) as and to the extent required by Applicable Laws or regulations or in any legal, judicial, administrative proceeding or other compulsory process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Secured Hedge Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Secured Hedge Agreement , or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement and, in each case, their respective financing sources, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Borrower and its obligations, this Agreement or payments hereunder, (iii) an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (iv) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (v) a nationally recognized rating agency that requires access to information regarding the Company and its Subsidiaries, the Loans and the Loan Documents in connection with ratings issued with respect to an Approved Fund, (g) on a confidential basis to (i) any rating agency in connection with rating the Company and its Subsidiaries or the Term Loan Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Term Loan Facility, (h) with the consent of the Company or any Borrower, (i) deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to any Loan Party, (k) to the extent that such information is independently developed by such Person, (l) to the extent required by an insurance company in connection with providing insurance coverage or providing reimbursement pursuant to this Agreement or (m) for purposes of establishing a “due diligence” defense. For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; provided that, in the case of information received from a Loan Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any Person.
SECTION 10.11    Performance of Duties. Each of the Loan Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Loan Party at its sole cost and expense.
SECTION 10.12    All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied (other than contingent indemnification obligations not then due), any of the Commitments remain in effect or the Term Loan Facility has not been terminated.
SECTION 10.13    Survival.
(a)    All representations and warranties set forth in Article V and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.
(b)    Notwithstanding any termination of this Agreement, the indemnities and exculpations to which the Indemnitees or any Lender Related Parties, as applicable, are entitled under the provisions of this Article X and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect such Indemnitees or such Lender Related Parties, as applicable, against events arising after such termination as well as before.
SECTION 10.14    Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.
SECTION 10.15    Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction. In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Administrative Agent, the Lenders, the Company and the Borrowers shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction (subject to the approval of the Required Lenders).

SECTION 10.16    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent and/or the Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)    Electronic Execution. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, Communication or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention.  The Administrative Agent and each of the Loan Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including one or more copies of any Communication in the form of an imaged Electronic Record, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that  without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Loan Parties,

electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives (1) any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto and (2) any claim against the Administrative Agent, any Lender or any of their Related Parties for liabilities arising solely from the Administrative Agent’s, any Lender’s or any of their Related Parties’ reliance on or use of Electronic Signatures, including any such liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any such Electronic Signature. Each party hereto acknowledges, represents and warrants to the other parties hereto that it has the corporate or other organizational capacity to execute and deliver this Agreement and any other Communication through electronic means as provided for herein and there are no restrictions or other limitations on doing so in such party’s Organization Documents.
SECTION 10.17    Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been paid and satisfied in full in cash and the Commitments have been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.
SECTION 10.18    USA PATRIOT Act; Anti-Money Laundering Laws. The Administrative Agent and each Lender hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Loan Party in accordance with the PATRIOT Act or such Anti-Money Laundering Laws.
SECTION 10.19    Independent Effect of Covenants. Each Loan Party expressly acknowledges and agrees that each covenant contained in Articles VI or VII hereof shall be given independent effect. Accordingly, no Loan Party shall engage in any transaction or other act otherwise permitted under any covenant contained in Articles VI or VII, if before or after giving effect to such transaction or act, such Loan Party shall or would be in breach of any other covenant contained in Articles VI or VII.
SECTION 10.20    No Advisory or Fiduciary Responsibility.
(a)    In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, and each Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arranger and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Loan Party or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative

Agent, the Arranger or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Arranger or Lender has advised or is currently advising any Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arranger or the Lenders has any obligation to any Loan Party or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Loan Parties and their respective Affiliates, and none of the Administrative Agent, the Arranger or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Arranger and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.
(b)    Each Loan Party acknowledges and agrees that each Lender, the Arranger and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Company, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, the Arranger or such Affiliate thereof were not a Lender or the Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the Term Loan Facility) and without any duty to account therefor to any other Lender, the Arranger, any Loan Party or any Affiliate of the foregoing.  Each Lender, the Arranger and any Affiliate thereof may accept fees and other consideration from any Loan Party or any Affiliate thereof for services in connection with this Agreement, the Term Loan Facility or otherwise without having to account for the same to any other Lender, the Arranger, any Loan Party or any Affiliate of the foregoing.
SECTION 10.21    Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Instruments which imposes additional burdens on the Company or any of its Subsidiaries or further restricts the rights of the Company or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.
SECTION 10.22    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 10.23    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 10.23, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[Signature pages follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY

ASBURY AUTOMOTIVE GROUP, INC.
By: /s/ Michael Welch
Name: Michael Welch
Title: Chief Financial Officer
TERM LOAN AGREEMENT
Signature Page

BORROWERS

ASBURY TYSONS T, LLC
ASBURY ANT, LLC
ASBURY WOODBRIDGE F, LLC
ASBURY ATLANTA LEX L.L.C.
ASBURY DELAND HUND, LLC
ASBURY WMV, LLC
ASBURY WMC, LLC
ASBURY ART, LLC
ASBURY WESTMINSTER T, LLC
ASBURY OMK, LLC
ASBURY WOODBRIDGE H, LLC
ASBURY CLARKSVILLE CBG, LLC
ATLANTA REAL ESTATE HOLDINGS L.L.C.
ASBURY SOUTH CAROLINA REAL ESTATE HOLDINGS L.L.C.
COGGIN CHEVROLET L.L.C.
AVENUES MOTORS, LTD.
ASBURY EASTON T, LLC
ASBURY WOODBRIDGE K, LLC
ASBURY BALTIMORE F, LLC
ASBURY CATONSVILLE M, LLC
CROWN RIB L.L.C.
ASBURY AUTOMOTIVE ATLANTA L.L.C.
ASBURY STERLING F, LLC
ASBURY AUTOMOTIVE NORTH CAROLINA REAL ESTATE HOLDINGS, LLC
ASBURY FT. WORTH FORD, LLC
ASBURY JAX HON L.L.C.
ASBURY AUTOMOTIVE TAMPA, L.P.
C & O PROPERTIES, LTD.
ASBURY FCF, LLC
CN MOTORS L.L.C.

By: /s/ Michael Welch
Name: Michael Welch
Title: Chief Financial Officer
TERM LOAN AGREEMENT
Signature Page

AGENTS AND LENDERS:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Lender
By: /s/ Chad McNeill
Name: Chad McNeill
Title: Executive Director
TERM LOAN AGREEMENT
Signature Page

PNC BANK, NATIONAL ASSOCIATION, as Lender
By: /s/ Jennifer L. Shafer
Name: Jennifer L. Shafer
Title: Vice President

TERM LOAN AGREEMENT
Signature Page

TOYOTA MOTOR CREDIT CORPORATION, as Lender
By: /s/ Dominic Calcaterra
Name: Dominic Calcaterra
Title: National Accounts Manager

TERM LOAN AGREEMENT
Signature Page